Exhibit 10.24

TRIPLE NET SPACE LEASE

Between

PACIFIC SHORES INVESTORS LLC,

as

LESSOR

and

THRESHOLD PHARMACEUTICALS, INC.,

a Delaware corporation

as

LESSEE

for

PREMISES

at

Pacific Shores Center

4th and 5th Floors, BUILDING 8

1300 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

ARTICLE I

PARTIES

Section 1.01 Parties.

This Lease, dated for reference purposes, and effective as of January 31, 2006, is made by and between PACIFIC SHORES INVESTORS LLC (“Lessor”) and THRESHOLD PHARMACEUTICALS, INC., a Delaware corporation (“Lessee”).

ARTICLE II

PREMISES

Section 2.01 Demise of Premises

Lessor hereby leases to Lessee and Lessee leases from Lessor for the Lease Term, at the rental, and upon all of the terms and conditions set forth herein, certain space consisting of an agreed upon sixty-eight thousand four hundred ten (68,410) rentable square feet of space, which Premises (as defined below) comprise approximately thirty-four thousand two hundred and five rentable square feet of space on the fourth floor (the “Fourth Floor Premises”) and approximately thirty-four thousand two hundred and five rentable square feet of space on the fifth floor (the “Fifth Floor Premises”) of that certain building sometimes known as “Building 8” and commonly known as 1300 Seaport Boulevard, Redwood City, California 94063 (“Building 8) which is one of ten free standing, office and research and development Project Buildings (“Project Buildings”) on real property situated in Redwood City, County of San Mateo, State of California and commonly known as Pacific Shores Center. Building 8 consists of an agreed one hundred sixty-four thousand seven hundred thirty-two (164,732) rentable square feet. As used herein, the term “Premises” shall mean the Fourth Floor Premises, until the Fifth Floor Premises Commencement Date, a which time the “Premises” shall mean the combined Fourth Floor Premises and Fifth Floor Premises. The Premises are more particularly described and depicted herein in Exhibit ”A.” Lessor reserves the right to access and use the restrooms and janitor, telephone and electrical closets (as well as the space above any dropped ceilings) for cabling, wiring, pipes and other Building 8 system elements. The rentable square footage of the Premises, Building 8 and other Project Buildings (the “Rentable Area”) has been determined and certified by Lessor’s architect by a method described as “dripline,” whereby the measurement encompasses the outermost perimeter of the constructed building, including every projection thereof and all area beneath each such projection, whether or not enclosed, with no deduction for any inward deviation of structure and with the measurement being made floor by floor, but beginning from the top of Building 8. The Rentable Area of the Premises also includes an allocation of a portion of the Building 8 Common Area, as more particularly defined in Section 2.02 below. The Premises, the Project Buildings and appurtenances described herein, including Common Area (defined below), and all other improvements at Pacific Shores Center together with the land on which the same are located are together designated as the project (“Project”).

Section 2.02 Common Area

During the Lease Term, Lessee shall have the non-exclusive right to use the Common Area defined herein. Lessor reserves the right to modify the Common Area, including increasing or reducing the size, adding additional Project Buildings, structures or other improvements or changing the use, configuration and elements thereof in its sole discretion and to close or restrict access from time to time for repair, maintenance or construction or to prevent a dedication thereof, provided that Lessee nonetheless (i) shall have reasonable access to parking and the Premises during such activities; and (ii) such modifications, when completed, shall not unreasonably interfere with or restrict Lessee’s possession and use of the Premises. Lessor further reserves the right to establish, repeal and amend from time to time rules and regulations for the use of the Common Area and to grant reciprocal easements or other rights to use the Common Area to owners of other property provided that no amendment to the rules and regulations shall unreasonably interfere with or restrict Lessee’s use of the Premises or unreasonably and materially increase Lessee’s Share of Operating Expenses and provided further, to the extent of any conflict between an express provision of this Lease (other than the attached Rules and Regulations) and such amended Common Area rules and regulations, this Lease controls. “Common Area” means both (i) Project Common Area which includes all portions of the Project other than the Project Buildings, including landscaping, sidewalks, walkways, driveways, curbs, parking lots (including striping), roadways within the Project, sprinkler systems, lighting, surface water drainage systems, an athletic facility to be available for use by Lessee’s employees (the “Athletic Facility”), as well as baseball and soccer fields, a water front park, and a perimeter walking/biking trial, and additional or different facilities as Lessor may from time to time designate or install or make available for the use by Lessee in common with others, (ii) Building 8 Common Area which includes all mechanical areas, stairwells, elevators and elevator shafts, pipe, cabling and wiring shafts, together with their enclosing walls, plus, to the extent not leased to an occupant, all entrances, elevator and other lobbies, common corridors and hallways, restrooms, janitor closets, telephone closets, electric closets and other public or common areas located in Building 8, and (iii) any other lobbies, common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located in Building 8.

Section 2.03 Parking

Lessor shall provide Lessee with three (3) parking spaces per one thousand (1,000) square feet of Rentable Area within the Premises. In the event Lessor elects or is required by any law to limit or control parking at the Premises, whether by validation of parking tickets or any other method of assessment, Lessee agrees to participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Lessor. Lessor agrees that Lessee’s access to parking shall not be unreasonably limited beyond any requirement of law by any such rules and regulations. All costs associated with parking shall be an element of the Common Area, payable hereunder in Section 4.07 for Operation Expenses, Article VI for reimbursement of repair, replacement and maintenance costs and expenses, and in Article IX for payment or reimbursement of any real property taxes including governmental or public authority charges, fees or impositions of any nature hereafter imposed, except as otherwise provided herein.

Section 2.04 Lessor’s Work

Lessor, at Lessor’s sole expense, shall remove the internal stairwell between the third floor and fourth floor of Building 8 prior to the Commencement Date of this Lease.

ARTICLE III

TERM

Section 3.01 Lease Term.

The term of this Lease (“Lease Term”) shall be for sixty six (66) months, and shall begin on April 1, 2006 (the “Commencement Date”) with respect to the Fourth Floor Premises and on March 1, 2010 (the “Fifth Floor Commencement Date”) with respect to the Fifth Floor Premises and expire, unless sooner terminated as provided for herein, on September 30, 2011 (“Expiration Date”).

Section 3.02 Early Entry.

Notwithstanding anything herein to the contrary, upon full execution of this Lease by Lessor and Lessee, provided that Lessee has delivered to Lessor: (1) the fourth month’s Rent, (2) certificates evidencing the insurance described in Article VII below, (3) the Letter of Credit Security pursuant to Section 4.06 below, and (4) any items required as of such time pursuant to the Work Letter Agreement attached hereto as Exhibit B (the “Work Letter”) between Lessor and Lessee, Lessee and Lessee’s invitees may enter the Fourth Floor Premises, at Lessee’s sole risk, for the sole purpose of installation of Lessee’s furniture, trade fixtures, equipment, telecommunications systems and other equipment thereon. Lessee’s occupancy of the Premises prior to the Commencement Date shall be on all of the terms and conditions of this Lease, except the obligation to pay Base Rent, Operating Expenses and other Additional Rent. Lessee and Lessee’s agents, employees, representatives and contractors shall at all times during such period of early entry avoid interfering with Lessor’s ongoing work in completing the Lessor’s Work described in Section 2.04.

Section 3.03. Option to Extend.

(a) Exercise. Lessee is given one (1) option to extend the Lease Term (“Option to Extend”) for a three (3) year period (“Extended Term”) following the date on which the initial Lease Term would otherwise expire, which option may be exercised only by written notice (“Option Notice”) from Lessee to Lessor given not less than nine (9) months prior to the end of the initial Lease Term (“Option Exercise Date”); provided, however, if Lessee is in material default under this Lease (beyond the expiration of any applicable notice period), has assigned this Lease to anyone other than an Affiliate or sublet more than fifty percent (50%) of the Premises to anyone other than an Affiliate on the Option Exercise Date or on any day thereafter on or before the last day of the initial Lease Term, the Option Notice shall be totally ineffective, and this Lease shall expire on the last day of the initial Lease Term, if not sooner terminated.

(b) Extended Term Rent. In the event Lessee exercises its Option to Extend set forth herein, all the terms and conditions of this Lease shall continue to apply except that the Base Rent payable by Lessee during the Option Term shall be equal to the greater of (i) one hundred percent (100%) of Fair Market Rent (defined below), as determined under subparagraph (c) below, or (ii) the monthly Base Rent prevailing during the last year of the initial Lease Term. “Fair Market Rent” shall mean the effective rate being charged (including periodic adjustments thereto as applicable during the period of the Extended Term, to the extent such adjustments are determined to be part of the Fair Market Rent), for comparable space in similar buildings in the vicinity, i.e. of a similar age and quality considering any recent renovations or modernization, and floor plate size or, if such comparable space is not available, adjustments shall be made in the determination of Fair Market Rent to reflect the age and quality of Building 5 and Premises as contrasted to other buildings used for comparison purposes, with similar amenities, taking into consideration: size, location, floor level, leasehold improvements or allowances provided or to be provided, term of the lease, extent of services to be provided, the time that the particular rate under consideration became or is to become effective, and any other relevant terms or conditions applicable to both new and renewing Lessees.

(c) Determination of Fair Market Rent.

(i) Negotiation. If Lessee so exercises the Option to Extend in a timely manner, the parties shall then meet in good faith to negotiate the Base Rent for the Premises for the Extended Term, during the first thirty (30) days after the date of the delivery by Lessee of the Option Notice (the “Negotiation Period”). If, during the Negotiation Period, the parties agree on the Base Rent applicable to the Premises for the Extended Term, then such agreed amount shall be the Base Rent payable by Lessee during the Extended Term.

(ii) Arbitration. In the event that the parties are unable to agree on the Base Rent for the Premises within the Negotiation Period, then within ten (10) days after the expiration of the Negotiation Period, each party shall separately designate to the other in writing an appraiser to make this determination. Each appraiser designated shall be a member of MAI and shall have at least ten (10) years experience in appraising commercial real property in San Mateo County. The failure of either party to appoint an appraiser within the time allowed shall be deemed equivalent to appointing the appraiser appointed by the other party, who shall then determine the Fair Market Rent for the Premises for the Extended Term. Within five (5) business days of their appointment, the two designated appraisers shall jointly designate a third similarly qualified appraiser. Within thirty (30) days after their appointment, each of the two appointed appraisers shall submit to the third appraiser a sealed envelope containing such appointed appraiser’s good faith determination of the Fair Market Rent for the Premises for the Extended Term; concurrently with such delivery, each such appraiser shall deliver a copy of his or her determination to the other appraiser. The third appraiser shall within ten (10) days following receipt of such submissions, then determine which of the two appraisers’ determinations most closely reflects Fair Market Rent. The determination most closely reflecting the third appraiser’s determination shall be deemed to be the Fair Market Rent for the Premises during the Extended Term; the third appraiser shall have no rights to adjust, amend or otherwise alter the determinations made by the appraisers selected by the parties, but must select one or the other of such appraisers’ submissions. The determination by such third appraiser shall be final and binding upon the parties. Said third appraiser shall, upon selecting the determination which most closely resembles Fair Market Rent, concurrently notify both parties hereto. The parties shall share the appraisal expenses equally. If the Extended Term begins prior to the determination of Fair Market Rent, Lessee shall pay monthly installments of Base Rent equal to one hundred three percent (103%) of the monthly installment of Base Rent in effect for the last year of the initial Lease Term (in lieu of “holdover rent” payable under Section 17.09(b)). Once a determination is made, any over payment or under payment shall be reimbursed as a credit against, or paid by adding to, the monthly installment of Base Rent next falling due.

ARTICLE IV

RENT: TRIPLE NET LEASE

Section 4.01 Base Rent

Subject to the terms of Section 4.03 below, Lessee shall pay to Lessor monthly Base Rent, in advance, on the first day of each calendar month of the Lease Term, commencing on the Commencement Date, in the initial amount of One Dollar and Sixty Cents ($1.60) per rentable square feet of space in the Premises (Fifty-Four Thousand Seven Hundred Twenty-Eight and 00/100 Dollars ($54,728.00) per month, based on 34,205 square feet); but subject to increase pursuant to the terms of Section 4.02 below. Base Rent for any period during the Lease Term which is for less than one month shall be a pro rata portion of the monthly installment (based on the actual days in that month). Notwithstanding anything herein to the contrary, Lessee shall have no obligation whatsoever to pay the Base Rent that would otherwise be due hereunder for the period of time from April 1, 2006 through July 15, 2006 (i.e., the amount of One Hundred Thirty-Six Thousand Eight Hundred Twenty and 00/100 Dollars ($136,820.00).

Section 4.02 Rent Adjustment.

The Base Rent set forth in Section 4.01 above shall be adjusted upward in the following amounts at the following times:

Months	Sq. Feet	NNN/Sq. Ft/ Monthly Rent	Monthly Rent
4/1/07-3/31/08	34,205	$1.65	$56,438.25
4/1/08-3/31/09	34,205	$1.70	$58,148.50
4/1/09-2/28/10	34,205	$1.75	$59,858.75
3/1/10-3/31/11	68,410	$1.80	$123,138.00
4/1/11-9/30/11	68,410	$1.85	$126,558.50

Section 4.03 First Payment of Rent

Upon Lessee’s execution of this Lease, Lessee shall pay in advance the first payment of Base Rent, together with the Lessee’s Share of Additional Rent due hereunder for the first month of the Lease Term, in the amount of Eighty-Three Thousand One Hundred Eighteen and 15/100 ($83,118.50).

Section 4.04 Absolute Triple Net Lease.

This Lease is what is commonly called a “Absolute Triple Net Lease,” it being understood that Lessor shall receive the Base Rent set forth in Section 4.01 free and clear of any and all expenses, costs, impositions, taxes, assessments, liens or charges of any nature whatsoever. Lessee shall pay all rent in lawful money of the United States of America to Lessor at the notice address stated herein or to such other persons or at such other places as Lessor may designate in writing on or before the due date specified for same without prior demand, set-off or deduction of any nature whatsoever. It is the intention of the parties hereto that this Lease shall not be terminable for any reason by Lessee and that Lessee shall in no event be entitled to any abatement of or reduction in rent payable under this Lease, except as herein expressly provided in Articles VIII and XIII, concerning destruction and condemnation. Any present or future law to the contrary shall not alter this agreement of the parties.

Section 4.05 Additional Rent.

In addition to the Base Rent reserved by Section 4.01, Lessee shall pay, beginning on the Commencement Date (subject to the provisions of Section 4.03 above) and continuing throughout the Lease Term (and notwithstanding the Excused Base Rent Balance as provided in Section 4.01) as Additional Rent (i) 100% as to amounts applicable solely to the Premises and Lessee’s Share (as defined in Section 4.07(c) below) as to amounts applicable to Building 8, the Project and the Common Area of all taxes, assessments, fees and other impositions payable by Lessee in accordance with the provisions of Article IX and insurance premiums in accordance with the provisions of Article VII, (ii) Lessee’s Share of Operating Expenses ( as defined below), and (iii) any other applicable charges, costs and expenses whether or not contemplated which may arise under any provision of this Lease during the Lease Term, plus a Management Fee to Lessor equal to three percent (3%) of the Base Rent. The Management Fee is due and payable, in advance, with each installment of Base Rent. All of such charges, costs, expenses, Management Fee and all other amounts payable by Lessee hereunder, shall constitute Additional Rent, and upon the failure of Lessee to pay any of such charges, costs or expenses, Lessor shall have the same rights and remedies as otherwise provided in this Lease for the failure of Lessee to pay Base Rent.

Section 4.06 Letter of Credit.

(a) Deposit of Letter of Credit Security

Lessee shall deposit with Lessor, no later than March 1, 2006, an unconditional, irrevocable letter of credit (“Letter of Credit”) on a form acceptable to Lessor and, if required, Lessor’s lender(s), and in favor of Beneficiary, defined below, in the amount of Two Hundred Ninety-One Thousand Two Hundred Thirty-Six and 30/100 Dollars ($291,236.30), subject to increase pursuant to Subsection 4.06(g) below (the “Letter of Credit Security”). “Beneficiary,” as used herein refers to either: (x) Lessor as beneficiary, or (y) if required by Lessor’s lender(s), Lessor and Lessor’s lender(s) as co-beneficiaries under the Letter of Credit Security. The Letter of Credit Security shall: (i) be issued by a commercial money center bank reasonably satisfactory to Lessor with retail branches in San Francisco, California (the “Issuer”)(Lessor acknowledges that Silicon Valley Bank is a satisfactory Issuer); (ii) be a standby, at-sight, irrevocable letter of credit; (iii) be payable to Beneficiary; (iv) permit multiple, partial draws, (v) provide that any draw on the Letter of Credit Security shall be made upon receipt by the Issuer of a sight draft accompanied by a letter from Lessor stating that Lessor is entitled to draw on the Letter of Credit Security in the amount of such draw pursuant to the provisions of this Lease; (vi) provide for automatic annual extensions, without amendment (so-called “evergreen” provision) with a final expiry date no sooner than ninety (90) days after the end of the Lease Term; (vii) provide that is governed by the Uniform Customs and Practice for Documentary Credits (1993 revisions) International Chamber of Commerce Publication 500; and (viii) be cancelable if, and only if, Issuer delivers to Beneficiary no less than sixty (60) days advance written notice of Issuer’s intent to cancel. Lessee shall pay all costs, expenses, points and/or fees incurred by Lessee in obtaining the Letter of Credit Security.

(b) Lessor’s Right to Draw on Letter of Credit Security

The Letter of Credit Security shall be held by Lessor as security for the faithful performance by Lessee of all of the terms, covenants, and conditions this Lease applicable to Lessee. Lessor shall have the immediate right to draw upon the Letter of Credit Security, in whole or in part and without prior notice to Lessee, other than as required under this Lease, at any time and from time to time: (i) if a default occurs under this Lease (beyond any applicable notice and cure period), or (ii) Lessee either files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Lessee by an entity or entities other than Lessor, under 11 U.S.C. §101 et seq., or Lessee executes an assignment for the benefit of creditors. No condition or term of this Lease shall be deemed to render the Letter of Credit Security conditional, thereby justifying the Issuer of the Letter of Credit Security in failing to honor a drawing upon such Letter of Credit Security in a timely manner. The Letter of Credit Security and its proceeds shall constitute Lessor’s sole and separate property (and not Lessee’s property or, in the event of a bankruptcy filing by or against Lessee, property of Lessee’s bankruptcy estate) and Lessor may immediately upon any draw (and without notice to Lessee) apply or offset the proceeds of the Letter of Credit Security against: (A) any amounts payable by Lessee under the Lease that are not paid when due, after the expiration of any applicable notice and cure period; (B) all losses and damages that Lessor has suffered or may reasonably estimate that it may suffer as a result of any default (after the expiration of any applicable notice and cure period, unless Lessor is stayed by operation of law from giving such notice and cure period) by Lessee under this Lease, including any damages arising under Section 1951.2 of the California Civil Code for rent due following termination of this Lease; (C) any costs incurred by Lessor in connection with Lessee’s default (after expiration of any applicable notice and cure period, unless Lessor is stayed by operation of law from giving such notice and cure period) under this Lease (including reasonable attorney’s fees); and (D) any other amount that Lessor may spend or become obligated to spend by reason of Lessee’s default under this Lease but in no event in excess of amounts to which the Lessor would be entitled under the law. If any portion of the Letter of Credit Security is so drawn upon or applied, Lessee shall, within five (5) business days after written demand therefore, deposit cash with Issuer in an amount sufficient to restore the Letter of Credit Security to its original amount; Lessee’s failure to do so shall be a Default by Lessee. It is expressly understood that Lessor shall be relying on Issuer rather than Lessee for the timely payment of proceeds under the Letter of Credit Security and the rights of Lessor pursuant to this Section are in addition to any rights which Lessor may have against Lessee pursuant to Article XII below. Lessor shall not be required to keep the proceeds from the Letter of Credit Security separate from Lessor’s general funds or be deemed a trustee of same. .

(c) Replacement Letter of Credit Security

If, for any reason whatsoever, the Letter of Credit Security becomes subject to cancellation or expiration during the Lease Term, within forty-five (45) days prior to expiration of the Letter of Credit Security, Lessee shall cause the Issuer or another bank satisfying the conditions of Section 4.06(a) above to issue and deliver to Lessor a Letter of Credit Security to replace the expiring Letter of Credit Security (the “Replacement Letter of Credit Security”). The Replacement Letter of Credit Security shall be in the same amount as the original Letter of Credit Security and shall be on the terms and conditions set forth in items (A) through (D) above. Failure of Lessee to cause the Replacement Letter of Credit Security to be issued forty-five (45) days prior to the then pending expiration or cancellation shall entitle Lessor to fully draw down on the existing Letter of Credit Security and, at Lessor’s election, shall be an event of default under this Lease without any relevant notice and cure period.

(d) Transfer of Beneficiary

During the Lease Term Lessor may transfer its interest in the Lease or Lessor’s lender may change. Lessor may request a change to Beneficiary under the Letter of Credit Security to the successor of Lessor and/or Lessor’s lender (the “Transferee”). Lessee agrees to cooperate and to cause Issuer, at Lessor’s cost, to timely issue a new Letter of Credit Security on the same terms and conditions as the original Letter of Credit Security, except that the new Letter of Credit Security shall be payable to the Transferee. Lessor shall surrender the existing Letter of Credit Security to Lessee simultaneously with Lessee’s delivery of the new Letter of Credit Security to Transferee.

(e) Return of the Letter of Credit Security

The Letter of Credit Security or any balance thereof shall be returned (without interest) to Lessee (or, at Lessee’s option, to the last assignee of Lessee’s interests hereunder) within thirty (30) days after the expiration or earlier termination of the Lease and after Lessee has vacated the Premises and surrendered possession; provided that if prior to the Lease Expiration Date a voluntary bankruptcy provision is filed by Lessee, or an involuntary bankruptcy is filed against Lessee by any of Lessee’s creditors other than Lessor, under 11 U.S.C. § 101 et seq., or Lessee executes an assignment for the benefit of creditors, then Lessor shall not be obligated to return the Letter of Credit Security or any proceeds of the Letter of Credit Security until all statutes of limitations for any preference avoidance statutes applicable to such bankruptcy or assignment for the benefit of creditors have elapsed or the bankruptcy court or assignee, whichever is applicable, has executed a binding release releasing Lessor of any and all liability for the preferential transfers relating to payments made under this Lease, and Lessor may retain and offset against any remaining Letter of Credit Security proceeds the full amount Lessor is required to pay to any third party on account of preferential transfers relating to this Lease. Lessor agrees it will cooperate in providing Issuer with a letter of cancellation or such other reasonable documentation as Issuer requests to effect the return and extinguishment of the credit issued under the Letter of Credit Security.

(f) Acknowledgment of Parties

Lessor and Lessee (a) acknowledge and agree that in no event or circumstance shall the Letter of Credit Security or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (b) acknowledge and agree that the Letter of Credit Security (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Lessee hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which a Lessor must refund a security deposit under a lease, and/or (ii) provide that a Lessor may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a Lessee or to clean the premises, it being agreed that Lessor may, in addition, claim those sums specified in this Section 4.06 and/or those sums reasonably necessary to compensate Lessor for any loss or damage caused by Lessee’s breach of this Lease, including any damages Lessor suffers following termination of this Lease.

(g) Increase in Amount of Letter of Credit Security.

Notwithstanding anything herein to the contrary, on or before April 1, 2010 (the “Letter of Credit Security Increase Date”), the amount of the Letter of Credit Security shall be increased to Four Hundred Seventy-One Thousand One Hundred Eighty-One and 60/100 Dollars ($471,181.60). On or before the Letter of Credit Security Increase Date, Lessee shall deliver to Lessor a replacement letter of credit in the amount of Four Hundred Seventy-One Thousand One Hundred Eighty-One and 60/100 Dollars ($471,181.60).

Section 4.07 Operating Expenses

(a) Definition

“Operating Expenses” shall mean and include, those actual costs or expenses of the Premises, Building 8 or Project described in Articles VI, VII or IX, as well as all actual costs and expenses of every kind and nature paid or incurred by Lessor (whether obligated to do so or undertaken at Lessor’s discretion) in the ownership, operation, maintenance, repair and replacement of the Common Areas, including Common Area Project Buildings and improvements located within the Project as well as the Common Areas of Building 8. Such cost and expenses shall include, but not be limited to, costs of cleaning; lighting; maintaining, repairing and replacing all Common Area improvements and elements (replacing shall be deemed to include but not be limited to the replacement of light poles and fixtures, storm and sanitary sewers, parking lots, driveways and roads as well as the Building 8 elevators, stairways, floors and walls in the Common Area and Building 8, roof, roof membrane and other Building 8 elements which are the responsibility of Lessor to maintain, repair and replace under this Lease), repairs to and maintenance of the structural and non-structural portions of the Athletic Facility;

supplies, tools, equipment and materials used in the operation and maintenance of the Project; snow removal; parking lot striping; removal of trash, rubbish, garbage and other refuse; painting; removal of graffiti; painting of exterior walls; landscaping; providing security to the extent Lessor determines in its sole discretion to do so (including security systems and/or systems designed to safeguard life or property against acts of God and/or criminal and/or negligent acts, and the costs of maintaining of same); personal property taxes; fire protection and fire hydrant charges (including fire protection system signaling devices, now or hereafter required, and the costs of maintaining of same); water and sewer charges; utility charges; license and permit fees necessary to operate and maintain the Project; the initial cost or the reasonable depreciation of equipment used in operating and maintaining the Common Areas which is expensed or amortized, respectively by Lessor in its good faith discretion using accounting practices commonly utilized in the commercial real estate industry, consistently applied and rent paid for leasing any such equipment; reasonable cost of on or off site storage space of any and all items used in conjunction with the operation, maintenance and management of the Project, including but not limited to tools, machinery, records, decorations, tables, benches, supplies and meters; the cost of and installation cost of any and all items which are installed for the purpose of reducing Operating Expenses, increasing building or public safety or which may be then required by governmental authority, laws, statutes, ordinances and/or regulations, a use privilege consisting of a monthly charge equal to: (i) Base Rent, as adjusted, times Lessee’s Share of the agreed 38,000 square foot Athletic Facility (by way of example, in the first month the fee described in this subsection (i) would be equal to $1.60 times 2.05% of 38,000, which equals $1,246.40), and (ii) costs and expenses arising from the operation of same (net of any fees paid by individual users); total compensation and benefits (including premiums for workers’ compensation and other insurance) paid to or on behalf of Lessor’s employees, agents, consultants and contractors, including but not limited to full or part time on-site management or maintenance personnel. Any Operating Expense relating to work which is a capital expenditure and for which Lessee’s Share of the cost of such item would exceed Ten Thousand Dollars ($10,000) (which amount shall increase to Twenty Thousand Dollars ($20,000 after the Fifth Floor Commencement Date) shall be amortized, together with interest thereon at the Interest Rate or any greater rate actually charged Lessor, on a straight line basis over the useful life of such item, as reasonably determined by Lessor.

(b) Payment

Lessee shall pay Lessee’s Share of Operating Expenses, as Additional Rent, in monthly installments on the first day of each month in an amount set forth in a written estimate by Lessor. Lessor agrees that it will base its estimate on Lessor’s experience in managing the Project and in a reasonable manner. Within ninety (90) days after the end of each calendar year, Lessor shall furnish to Lessee a statement (hereinafter referred to as “Lessor’s Statement”) of the actual amount of Lessee’s Share of such Operating Expenses for such period. Within thirty (30) days after receipt thereof, Lessee shall pay to Lessor, as Additional Rent, or Lessor shall apply as a credit to Additional Rent next falling due (or if the Lease Term has expired or terminated and there remains no money due to Lessor, remit to Lessee), as the case may be, the difference between the estimated amounts paid by Lessee and the actual amount of Lessee’s Share of Operating Expenses for such period as shown by such Statement. Lessee’s Share of Operating Expenses for the ensuing estimation period shall be adjusted upward or downward based upon Lessor’s Statement.

(c) Lessee’s Share

For purposes hereof, “Lessee’s Share” shall mean (i) as to amounts allocable solely to Building 8 (and with respect to real property tax, also to the legal parcel in which Building 8 is located), the Rentable Area of the Premises divided by the Rentable Area of Building 8, and (ii) as to amounts allocable to the Project or Project Common Area, the Rentable Area of the Premises divided by the Rentable Area of all Project Buildings at the Project (irrespective of whether they are rented), in each case measured (at the time in question) on a dripline basis. Subject to being increased or decreased (in an amount Lessor shall, in good faith, determine), upon the increase or reduction in the Rentable Area of Building 8 and the Project, respectively, Lessee’s Share of Building 8 items shall be 20.76% through March 30, 2010, increasing to 41.53% as of April 1, 2010, and Lessee’s Share of Project items shall be 2.05% through March 30, 2010, increasing to 4.09% as of April 1, 2010. Rentable Area of Building 8 and of all Project Buildings at the Project shall not be reduced for vacancies in the ordinary course of business.

(d) Exclusions

For purposes of this Lease, the term Operating Expenses shall not include (and Lessee shall have no liability for) any of the following: (i) any expenses incurred by Lessor for the sole benefit of Lessee, which expenses are reimbursed by Lessee pursuant to the other terms of this Lease, (ii) any expenses incurred by Lessor for the benefit of the other Lessees of Building 8 or the Project, but not Lessee, which expenses are in fact reimbursed by such other tenants, (iii) any payments of interest or principal relating to any debt secured by Building 8 or the Project, (iv) any costs for any capital improvement or other work to the extent that Lessor is reimbursed the relevant maintenance or repair cost by a warranty; (v) any third party management fee (excluding payment of the Management Fee); (vi) any costs, fees, and compensation paid to Lessor or to Lessor’s affiliates for services to the extent that they materially exceed the charges for comparable services rendered by an unaffiliated third party of comparable skill, competence, stature, and reputation; (vii) costs incurred by Lessor for repair or restoration to the extent that Lessor is reimbursed by insurance or condemnation proceeds; (viii) attorneys’ fees, leasing commissions and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of, or persons, firms or entities with respect to the Project; (ix)costs of correction, modification, alteration or repair of any portion of the Project due to faulty construction or defects therein; (x) any reserves for future expenditures not yet incurred; and (xi) costs or expenses incurred because any portion of the Project violates any applicable building code, regulation, or other applicable Law (including without limitation the American with Disabilities Act (42 U.S.C. § 12101 et seq.) in effect and as interpreted by government authorities on or before the date the relevant portion of the Project was built, excluding any compliance costs relating to any changes or amendments to any such code, regulation or other applicable Law incurring after the date the relevant portion of the Project was built.

Section 4.08 Lessee’s Right to Review Supporting Data

(a) Exercise of Right by Lessee

Provided that Lessee is not in default under this Lease and provided further that Lessee strictly complies with the provisions of this Section 4.08, Lessee shall have the right to reasonably review supporting data for any portion of a Lessor’s statement that Lessee claims is incorrect. In order for Lessee to exercise its right under this Section 4.08, Lessee shall, within forty-five (45) days after any Lessor’s Statement is received, deliver a written notice to Lessor specifying the portions of the Lessor’s statement that are claimed to be incorrect, and Lessee shall simultaneously pay to Lessor all amounts due from Lessee to Lessor as specified in the Lessor’s statement. Except as expressly set forth in subparagraph (c) below, in no event shall Lessee be entitled to withhold, deduct, or offset any monetary obligation of Lessee to Lessor under the Lease including, without limitation, Lessee’s obligation to make all Base Rent payments and all payments for Additional Rent pending the completion of, and regardless of the results of, any review under this Section 4.08. The right to review granted to Lessee under this Section 4.08 may only be exercised once for any Lessor’s Statement, and if Lessee fails to meet any of the above conditions as a prerequisite to the exercise of such right, the right of Lessee under this Section 4.08 for a particular Lessor’s Statement shall be deemed waived.

(b) Procedures for Review

Lessee acknowledges that Lessor maintains its records for Building 8 and the Project at its offices in San Francisco, and Lessee therefore agrees that any review of supporting data under this Section shall occur at such location. Any review to be conducted under this Section shall be at the sole expense of Lessee and shall be conducted by an independent (i.e., not then engaged by Lessee for any other purposes) firm of certified public accountants of national standing on a non-contingency fee basis. Lessee acknowledges and agrees that any supporting data reviewed under this Section shall constitute confidential information of Lessor, which shall not be disclosed to anyone other than the accountants performing the review and the principals, employees and attorneys of Lessee who receive the results of the review and except to the extent (i) required by law, (ii) in connection with any legal proceeding concerning this Lease, or (iii) if such information or results are otherwise publicly available. The disclosure of such information or results of the review to any other person, whether or not caused by the conduct of Lessee, shall constitute a material breach of this Lease.

(c) Finding of Error

Any errors disclosed by the review of supporting data under this Section shall be promptly corrected, provided that Lessor shall have the right to cause another review of the supporting data to be made by an independent (i.e., not then engaged by Lessor for any other purposes) firm of certified public accountants of Lessor’s choice. If the results of the review of the supporting data, taking into account (if applicable), the results of any additional review caused by Lessor reveal that Lessee has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Lessee’s subsequent installment obligations to pay its share of Additional Rent or paid to Lessee within thirty (30) days of discovery thereof in the event that this Lease has already terminated or expired. In the event that such results show that

Lessee has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Lessee to Lessor with the next succeeding installment obligation of Additional Rent or, if the Lease has terminated or expired, in cash within thirty (30) days after the determination of underpayment is received by Lessee. Each party shall pay all the costs, and expenses of its chosen accounting firm; provided, however, that if such audit demonstrates that Lessee had overpaid Lessee’s Share of Operating Expenses by more than five percent (5%), then Lessor shall reimburse Lessee its reasonable expenses of such audit. If such audit demonstrates that Lessee has underpaid Lessee’s Share of Operating Expenses by more than five percent (5%), then Lessee shall reimburse Lessor its reasonable expenses associated with such audit.

(d) Effect of Lessee’s Default.

In the event that Lessee becomes in default of its obligations under this Lease at any time during the pendency of a review of records under this Section, said right to review shall immediately cease and the matters originally set forth in the Lessor’s statement shall be deemed to be correct.

ARTICLE V

USE

Section 5.01 Permitted Use and Limitations on Use

(a) The Premises shall be used and occupied only for general office, laboratory, light research and development and for no other use, without Lessor’s prior written consent which shall not be unreasonably withheld, conditioned or delayed so long as such use is lawful and does not conflict with any other provision of this Lease including without limitation the restrictions set forth in the following provisions of this Section. Lessee shall be permitted access to the Premises, Building 8 and parking facilities serving the Premises during the Term on a twenty-four (24) hours per day, seven (7) days per week basis. Lessee shall not use, suffer or permit the use of the Premises in any manner that will tend to constitute waste, nuisance or unlawful acts provided, that biological and chemical and other waste generated and disposed of in the ordinary course of business for the permitted uses in full and timely compliance with all applicable laws shall not be deemed a violation of this Section 5.01. In no event shall it be unreasonable for Lessor to withhold its consent as to uses other than those expressly permitted above which it determines would tend to increase materially the wear of the Premises or any part thereof or increase the potential liability of Lessor or decrease the marketability, financability, leasability or value of the Premises or Project. Lessee shall not do anything in or about the Premises which will (i) cause structural injury to Building 8 or Premises, or (ii) cause damage to any part of Building 8 or Premises except to the extent reasonably necessary for the installation of Lessee Improvements, Lessee’s trade fixtures and Lessee’s Alterations, and then only in a manner and to the extent consistent with this Lease. Lessee shall not operate any equipment within Building 8 or Premises which will (A) materially damage Building 8 or the Common Area, (B) overload existing electrical systems or other mechanical equipment servicing Building 8, (C) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning (“HVAC”) equipment within or servicing Building 8, (D) damage, overload or corrode the sanitary sewer system, or (E) damage the Common Area or any other part of the Project. Lessee shall not attach, hang or suspend anything from the ceiling, roof, walls or columns of Building 8 or set any load on the floor in excess of the load limits for which such items are designed nor operate hard wheel forklifts within the Premises. Any dust, fumes, or waste products generated by Lessee’s use of the Premises shall be contained and disposed so that they do not (1) create an unreasonable fire or health hazard, (2) damage the Premises, or (3) result in the violation of any law. Except as approved by Lessor, Lessee shall not change the exterior of Building 8, or the outside area of the Premises, or install any equipment or antennas on or make any penetrations of the exterior or roof of Building 8. Lessee shall not conduct on any portion of the Premises any sale of any kind (but nothing herein is meant to prohibit sales and marketing activities of Lessee’s products and services in the normal course of business consistent with the permitted uses), including any public or private auction, fire sale, going-out-of-business sale, distress sale or other liquidation sale, and any such sale shall be an immediate event of default hereunder without the benefit of a notice and cure period from Lessor, notwithstanding anything to the contrary in this Lease. No materials, supplies, tanks or containers, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain within the outside areas of the Premises except in fully fenced and screened areas outside Building 8 which have been designed for such purpose and have been approved in writing by Lessor for such use by Lessee and for which Lessee has obtained all appropriate permits from governmental agencies having jurisdiction over such articles.

Section 5.02 Compliance with Laws.

Lessee shall, at Lessee’s cost and expense, comply promptly with all statutes, ordinances, codes, rules, regulations, orders, covenants and restrictions of record, and requirements applicable to the Premises and Lessee’s use and occupancy of same in effect during any part of the Lease Term, whether the same are presently foreseeable or not, and without regard to the cost or expense of compliance provided that any Alteration(s) required for compliance shall be subject to the provisions of this Lease. By executing this Lease, Lessee acknowledges that it has reviewed and satisfied itself as to its compliance, or intended compliance with the applicable zoning and permit laws, hazardous materials and waste requirements, and all other statutes, laws, or ordinances relevant to the uses stated in Section 5.01, above.

Section 5.03 Condition of Premises at Delivery Date

As of the date the Premises are delivered to Lessee, any then-existing Building plumbing, lighting, heating, ventilating, air conditioning, gas, electrical and sprinkler systems shall be in good working condition and repair. Except as is provided in the preceding sentence, Having made such inspection of the Premises, Building 8 and Project as it deemed prudent and appropriate (including, without limitation, testing for the presence of mold), Lessee hereby accepts the Premises in their condition existing as of the date the Premises are delivered to Lessee, “AS-IS” and “WITH ALL FAULTS” subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use and condition of the Premises, and any covenants or restrictions, liens, encumbrances and title exceptions of record, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Lessee acknowledges that neither Lessor nor any agent of Lessor has made any representation or warranty as to the present or future suitability of the Premises for the conduct of Lessee’s business.

Section 5.04 Defective Condition at Delivery Date.

In the event that it is determined, and Lessee notifies Lessor in writing within three (3) months after the earlier of the Commencement Date or the date on which Lessee commences operating Lessee’s business from the Fourth Floor Premises, that the Building systems described in Section 5.03 above were not in good working condition and repair as of the date the Premises is delivered to Lessee, and such failure was not caused by Lessee, then it shall be the obligation of Lessor, and the sole right and remedy of Lessee, after receipt of written notice from Lessee setting forth with specificity the nature of the failed performance, to promptly, within a reasonable time and at Lessor’s sole cost, to correct such failure. Lessee’s failure to give such written notice to Lessor within three (3) months after the date the Premises were delivered to Lessee shall constitute a conclusive presumption that such Building systems are in good working condition and repair, and any required correction after that date shall be performed by the party responsible for such repair pursuant to the terms of this Lease.

Section 5.05 Building Security

Lessee acknowledges and agrees that it assumes sole responsibility for security at the Premises for its agents, employees, invitees, licensees, contractors, guests and visitors and will provide such systems and personnel for same including, without limitation, while such person(s) are using the Common Area, as it deems necessary or appropriate and at its sole cost and expense.

Section 5.06 Rules and Regulations

Lessor may from time to time promulgate reasonable and nondiscriminatory rules and regulations applicable for the care and orderly management of the Premises, the Project and/or its Common Area. Such rules and regulations shall be binding upon Lessee upon delivery of a copy thereof to Lessee, and Lessee agrees to abide by such rules and regulations. A copy of the initial Rules and Regulations is attached hereto as Exhibit ”I.” If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Lessor shall not be responsible for the violation of any such rules and regulations by any person, including, without limitation, Lessee or its employees, agents, invitees, licensees, guests, visitors or contractors.

ARTICLE VI

MAINTENANCE, REPAIRS AND ALTERATIONS

Section 6.01 Maintenance of Premises and Building

(a) Throughout the Lease Term, Lessee, at its sole cost and expense, shall keep, maintain, repair and replace the Premises and every part thereof (except as provided in 6.01(b) and also except for uninsured maintenance, repairs or replacement costs caused solely by an act of gross negligence or intentional misconduct by Lessor, its agents, employees or contractors during the Lease Term) and all improvements and appurtenances in the Premises, including, without limitation, all interior walls, all doors and windows, all wall surfaces and floor coverings, all Alterations, additions and improvements installed by or on behalf of Lessee during the Lease Term in the same good order, condition and repair as they are in on the Commencement Date, or may be improved during the Lease Term, reasonable wear and tear and damage due to casualty not caused by Lessee excepted, provided that wear which could be prevented by first class maintenance shall not be deemed reasonable.

(b) Lessor, at its sole cost and expense, shall repair defects in the exterior walls (including all exterior glass which is damaged by structural defects in such exterior walls), supporting pillars, structural walls, roof structure, structural floors and foundations of Building 8 and sewer and plumbing systems outside the Premises in Building 8; provided, however, that Lessor shall not be required to repair: (i) Lessee’s dedicated HVAC system, if any, (ii) Lessee’s security system serving the Premises, (iii) wiring to the furniture of any fixtures installed by Lessee or (iv) any network cabling within the Premises. Notwithstanding the foregoing, if the need for such repair is caused by Lessee, Lessor shall, at Lessee’s sole cost and expense, repair same, subject to Section 7.06 concerning waiver of subrogation rights. Lessor shall maintain, repair and replace the Common Area elements of Building 8 (including lobbies, stairs, hallways and elevators) as well as all of the Building 8 systems servicing the Premises (except that Lessor shall have no obligation to replace light bulbs or fix clogged plumbing in the Premises) and the exterior walls, structural, roof, walls and other elements and roof membrane of Building 8, subject to recovering the cost and expense of same as an Operating Expense (except for damage, other than normal wear and tear, caused by Lessee or its employees, agents, contractors, invitees or visitors, the cost and expense of which shall be paid by Lessee, subject to Section 7.06 covering waiver of subrogation rights, within ten (10) days after presentation of Lessor’s bill for same); provided, however, that Lessor’s obligation under this Section 6.01(b) in any instance where the damage, other than normal wear and tear, was caused by Lessor or its employees, agents or contractors shall not be recovered by Lessor from Lessee as Operating Expenses or in any other manner. Lessee shall give Lessor written notice of any needed repairs which are the obligation of Lessor hereunder. It shall then be the obligation of Lessor, after receipt of such notice, to perform the same within ten (10) business days after such notice; provided, however, that if the nature of the repairs is such that more than ten (10) business days are reasonably required for performance, then Lessor shall not be deemed to be in default hereunder if Lessor commences such repairs within said ten (10) business day period and thereafter diligently completes them and provided further, that for purposes of this sentence “commences” includes any steps taken by Lessor to investigate, design, consult, bid or seek permit or other governmental approval in connection with such repair. Should Lessor default as provided in Section 12.03 with respect to its obligation to make any of the repairs assumed by it hereunder with respect to the Premises or Building 8, Lessee shall have the right to perform such repairs and Lessor agrees that within thirty (30) days after written demand accompanied by detailed invoice(s), it shall pay to Lessee the cost of any such repairs together with accrued interest from the date of Lessee’s payment at the Agreed Rate. Lessor shall not be liable to Lessee for any damage to person or property as a result of any failure to timely perform any of its obligations with respect to the repair, maintenance or replacement of the Premises, Project Buildings or Project or any part thereof, and Lessee’s sole right and remedy (together with its rights under Section 12.03 below) shall be the performance of said repairs by Lessee with right of reimbursement from Lessor of the reasonable fair market cost of said repairs, not exceeding the out-of-pocket sums actually expended by Lessee, together with accrued interest from the date of

Lessee’s payment at the Agreed Rate, provided that nothing herein shall be deemed to create a right of setoff or withholding by Lessee of Base Rent or Additional Rent or any other amounts due herein. Lessee hereby expressly waives all rights under and benefits of Sections 1941 and 1942 of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect to make repairs and offset the cost of same against rent or to withhold or delay any payment of rent or any other of its obligations hereunder as a result of any default by Lessor under this Section 6.01(b).

(c) Lessee agrees to keep the Premises clean and in sanitary condition as required by the health, sanitary and police ordinances and regulations of any political subdivision having jurisdiction and to remove all trash and debris which may be found in or around the Premises. Lessee further agrees to keep the interior surfaces of the Premises, including, without limitation, windows, floors, walls, doors, showcases and fixtures clean and neat in appearance.

(d) If Lessee refused or neglects to commence such repairs and/or maintenance for which Lessee is responsible under this Article VI within a ten (10) day period (or as soon as practical and in no event later than five (5) days, if the failure to initiate the repair threatens to cause further damage to the Premises) after written notice from Lessor and thereafter diligently prosecute the same to completion, then Lessor may (i) enter the Premises (except in an emergency, upon at least 24 hours advance written notice) during Lessor’s business hours and cause such repairs and/or maintenance to be made and shall not be responsible to Lessee for any loss or damage occasioned thereby other than physical damage to the Premises caused by the negligence or willful misconduct of Lessor, its agents, employees or contractors, which damage Lessor shall repair at its sole cost as Lessor’s sole obligation and Lessee’s sole right and remedy with respect to such damages, and Lessee agrees that upon demand, it shall pay to Lessor the reasonable cost of any such repairs, not exceeding the amount of out-of-pocket expenses actually expended by Lessor, together with accrued interest from the date of Lessor’s payment at the Agreed Rate, and (ii) if Lessor becomes entitled to enter the Premises as aforesaid more than once in any twelve (12) calendar months or more than twice during the Lease Term, elect to enter into a maintenance contract at a market rate for first-rate maintenance with a third party for the performance of all or a part of Lessee’s maintenance obligations, whereupon, Lessee shall be relieved from its obligations to perform only those maintenance obligations covered by such maintenance contract, and Lessee shall bear the entire cost of such maintenance contract which shall be paid in advance, as Additional Rent, on a monthly basis with Lessee’s Base Rent payments.

Section 6.02 Maintenance of Project Common Areas

Lessor shall maintain, repair and replace all landscape, hardscape and other improvements within the Project Common Area and shall operate and manage the Athletic Facility and other Project Common Area features and facilities described in Section 2.02 including, without limitation, all landscape, hardscape and other improvements within the outside areas of Building 8 and the other Project Buildings located within the Project, including without limitation, landscaping, curbs, walkways, driveways, roadways, parking areas and lighting, sprinkler, drainage, sewer, plumbing systems. Notwithstanding the foregoing, any damage thereto, except for normal wear, caused by Lessee or its employees, agents, contractors, invitees or visitors which shall be repaired by Lessor and the cost thereof shall be paid by Lessee, subject to Section 7.06 regarding waiver of subrogation rights, within ten (10) days after presentation of Lessor’s bill for same. The cost and expense of Lessor’s obligations hereunder shall be Operating Expenses as to which Lessee shall pay Lessee’s Share pursuant to Section 4.05; provided, however, that Lessor’s obligation under this Section 6.02(b) in any instance where the damage, other than normal wear and tear, was caused by Lessor or its employees, agents or contractors shall not be recovered by Lessor from Lessee as Operating Expense or in any other manner.

Section 6.03 Alterations, Additions and Improvements

No alterations, additions, or improvements (“Alterations”) shall be made to the Premises by Lessee without the prior written consent of Lessor which Lessor will not unreasonably withhold, condition or delay, provided, however, that Lessee may make Alterations (including removal and rearrangement of Lessee Improvements and prior Alterations) which do not affect the Building 8 systems, exterior appearance, structural components or structural integrity, which do not require a building permit and which do not exceed Fifty Thousand Dollars ($50,000) individually, or collectively exceed One Hundred Thousand Dollars ($100,000) in cost within any twelve (12) month period, without Lessor’s prior written consent. As a condition to Lessor’s obligation to consider any request for consent hereunder, Lessee shall pay Lessor upon demand for the reasonable out-of-pocket costs and expenses of consultants, engineers, architects and others for reviewing plans and specifications and for monitoring the construction of any proposed Alterations, and if consent is granted, within ten (10) days after Lessee executes a construction contract, a construction management fee equal to one percent (1%) of all costs of demolition, construction and installation of any Alterations; the fee shall be adjusted on thirty (30) days notice after cancellation of the Alterations and a determination of final costs of same, which Lessee shall provide to Lessor along with all supporting documentation within said thirty (30) days. Lessor may require Lessee to remove any such Alterations (except the “Removable Alterations” described on Schedule 2 hereto) at the expiration or sooner termination of the Lease Term and to restore the Premises to their prior condition pursuant to the terms of Section 17.09 hereof; provided that Lessor shall make such election, if at all, at the time consent to such Alteration is given, if such election is requested in writing of Lessor at such time by Lessee. Notwithstanding the foregoing, if Lessee installs an internal stairway between the fourth floor and the fifth floor of Building 8, then Lessor may, at any time during the Lease Term, in Lessor’s sole discretion, require Lessee to remove such stairway upon the expiration or earlier termination of this Lease. All Alterations to be made to the Premises shall be made under the supervision of a competent, California licensed architect and/or competent California licensed structural engineer (each of whom has been approved by Lessor) and shall be made in accordance with plans and specifications which have been furnished to and approved by Lessor in writing prior to commencement of work. All Alterations requiring a building permit shall be designed, constructed and installed at the sole cost and expense of Lessee by California licensed architects, engineers, and contractors approved by Lessor, in compliance with all applicable law, and in good and workmanlike manner, and shall have been approved in writing by Redwood City and any other applicable governmental agencies. Such approvals shall not be unreasonably withheld, conditioned or delayed by Lessor. Subject to Lessor’s right to have Lessee retain ownership and remove same, any Alteration, including, without limitation, all lighting, electrical, heating, ventilation, air conditioning and full height partitioning, drapery and carpeting installations made by Lessee, , together with all property that has become an integral part of the Premises such as fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems and any power generator and transfer switches, shall not be deemed trade fixtures and shall become the property of Lessor at the expiration or sooner termination of the Lease, unless Lessor directs otherwise. Lessee shall retain title to all furniture and trade fixtures placed on the Premises. Within thirty (30) days after completion of any Alteration, Lessee shall provide Lessor with a complete set of both hard copies and CAD drawings of “as built” plans for same. The Lessor’s Work shall not be deemed “Alterations” and Lessee shall have no obligation to remove or restore the Lessor’s Work upon the expiration or earlier termination of this Lease.

Section 6.04 Covenant Against Liens

Lessee shall not allow any liens arising from any act or omission of Lessee to exist, attach to, be placed on, or encumber Lessor’s or Lessee’s interest in the Premises, Building 8 or Project, or any portion of either, by operation of law or otherwise. Lessee shall not suffer or permit any lien of mechanics, material suppliers, or others to be placed against the Premises, Building 8 or Project, or any portion of either, with respect to work or services performed or claimed to have been performed for Lessee or materials furnished or claimed to have been furnished to Lessee or the Premises. Lessor has the right at all times to post and keep posted on the Premises any notice that it considers necessary for protection from such liens. At least ten (10) days before beginning construction of any Alteration, Lessee shall give Lessor written notice of the expected commencement date of that construction to permit Lessor to post and record a notice of nonresponsibility. If any such lien attaches, Lessee shall cause the lien to be immediately released and removed of record. Despite any other provision of this Lease, if the lien is not released and removed within twenty (20) days after Lessor delivers notice of the lien to Lessee, Lessor may immediately take all action necessary to release and remove the lien, without any duty to investigate the validity of it. All expenses (including reasonable attorney fees and the cost of any bond) incurred by Lessor in connection with a lien incurred by Lessee or its removal shall be considered Additional Rent under this Lease and be immediately due and payable by Lessee. Notwithstanding the foregoing, If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense, defend and protect itself, Lessor and the Premises, Building 8 and Project against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Lessor shall require, Lessee shall furnish a surety bond in an amount equal to one hundred fifty percent (150%) of the amount of such contested lien, claim or demand, indemnifying Lessor against liability for the same. If Lessor elects to participate in or is made a party to any such action, Lessee shall reimburse Lessor’s attorneys’ fees and costs within ten (10) days after demand.

ARTICLE VII

INSURANCE

Section 7.01 Property/Rental Insurance for Premises

At all times during the Lease Term, Lessor shall keep the Premises, Building 8 and Project and the Lessee Improvements insured against loss or damage by fire and those risks normally included in the term “all risk,” extended coverage, fire and casualty insurance, including, without limitation, coverage for (i) earthquake and earthquake sprinkler leakage, (ii) flood, (iii) loss of rents and extra expense for eighteen (18) months, including scheduled rent increases, (iv) boiler and machinery, and (v) fire damage legal liability form, including waiver of subrogation. Lessee shall pay Lessee’s Share of any deductibles. The amount of such insurance shall not be less than 100% of replacement cost. Insurance shall include a Building Ordinance and Increased Cost of Construction Endorsement insuring the increased cost of reconstructing the Premises incurred due to the need to comply with applicable statutes, ordinances and requirements of all municipal, state and federal authorities now in force, which or may be in force hereafter. Any recovery received from said insurance policy shall be paid to Lessor and thereafter applied by Lessor to the reconstruction of the Premises in accordance with the provisions of Article VIII below. Lessee, as part of the Operating Expenses, shall reimburse Lessor for Lessee’s Share of the cost of the premiums for all such insurance in accordance with Article IV. Such reimbursement and shall be made within (15) days of Lessee’s receipt of a copy of Lessor’s statement therefor.

Section 7.02 Property Insurance for Fixtures and Inventory

At all times during the Lease Term, Lessee shall, at its sole expense, maintain fire and casualty insurance with “all risk” coverage which includes the same coverage as required of Lessor in Section 7.01, above, on any trade fixtures, furnishings, merchandise, equipment, artwork or other personal property and on all Alterations, whether or not presented to Lessor for its consent in or on the Premises, whether in place as of the date hereof or installed hereafter. The amount of such insurance shall not be less than one hundred percent (100%) of the replacement cost thereof with commercially reasonable deductibles, and Lessor shall not have any responsibility nor pay any cost for maintaining any types of such insurance. Lessee shall pay all deductibles.

Section 7.03 Lessor’s Liability Insurance

During the Lease Term, Lessor shall maintain a policy or policies of commercial general liability insurance naming Lessor (and such others as designated by Lessor) against claims and liability for bodily injury, personal injury and property damage on or about the Premises and Project, with combined single limit coverage in an amount determined by Lessor in its sole discretion (which amount is currently Fifty Million Dollars ($50,000,000.00)); provided that if such policy is a blanket policy that covers properties (other than the Project) owned by Lessor, only that portion allocable to the Project shall be payable hereunder. Lessee, in addition to the rent and other charges provided herein, agrees to pay Lessee’s Share of the premiums for all such insurance in accordance with Article IV.

Section 7.04 Liability Insurance Carried by Lessee

At all times during the Lease Term (and any holdover period) Lessee shall obtain and keep in force a commercial general liability policy of insurance protecting Lessee, Lessor and any lender(s) whose names are provided to Lessee as additional insureds against claims and liability for bodily injury, personal injury and property damage based upon involving or arising out of Lessee’s use, occupancy or maintenance of the Premises and all areas appurtenant thereto.

Such insurance shall be on an occurrence basis providing a single limit coverage in amount of not less than Two Million Dollars ($2,000,000) per occurrence. Such insurance shall include coverage for Additional Lessors of Premises and coverage for “amendment of the pollution exclusion” to provide coverage for damage caused by heat, smoke, fumes from a hostile fire. The limits of said insurance required by this Lease as carried by Lessee shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. All insurance to be carried by the Lessee shall be primary to and not contributory with, any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only.

Section 7.05 Proof of Insurance

Lessee shall furnish to Lessor prior to the Commencement Date, and at least thirty (30) days prior to the expiration date of any policy, certificates indicating that the property insurance and liability insurance required to be maintained by Lessee is in full force and effect for the twelve (12) month period following such expiration date; that Lessor has been named as an additional insured to the extent of contractual liability assumed in Section 7.07 “indemnification” and Section 7.08 “Lessor as Party Defendant”; and that all such policies will not be canceled unless thirty (30) days’ prior written notice of the proposed cancellation has been given to Lessor. The insurance shall be with insurers approved by Lessor, provided, however, that such approval shall not be unreasonably withheld so long as Lessee’s insurance carrier has a Best’s Insurance Guide rating not less than A- VIII and is licensed to do business in California. Lessor shall furnish to Lessee reasonable evidence of its insurance coverage required hereunder within fifteen (15) business days after demand made not more than once in any calendar year.

Section 7.06 Mutual Waiver of Claims and Subrogation Rights

Notwithstanding anything to the contrary contained in this Lease, Lessor and Lessee hereby release and relieve the other, and waive their entire claim of recovery for loss or damage to property arising out of or incident to fire, lightning, and the other perils included in a standard “all risk” insurance policy of a type described in Sections 7.01 and 7.02 above, when such property constitutes the Premises, or is in, on or about the Premises, whether or not such loss or damage is due to the negligence or willful misconduct of Lessor or Lessee, or their respective agents, employees, guests, licensees, invitees, or contractors. Lessee and Lessor waive all rights of subrogation against each other on behalf of, and shall obtain a waiver of all subrogation rights from, all property and casualty insurers referenced above.

Section 7.07 Indemnification and Exculpation

(a) Except as otherwise provided in Section 7.07(b), Lessee shall indemnify and hold Lessor free and harmless from any and all liability, claims, loss, damages, causes of action (whether in tort or contract, law or equity, or otherwise), expenses, charges, assessments, fines, and penalties of any kind, including without limitation, reasonable attorney fees, expert witness fees and costs, arising by reason of the death or injury of any person, including any person who is an employee, agent, invitee, licensee, permitee, visitor, guest or contractor of Lessee, or by reason of damage to or destruction of any property, including property owned by Lessee or by any person who is an employee, agent, invitee, permitee, visitor, or contractor of Lessee, caused or allegedly caused (1) while that person or property is in or about the Premises; (2) by some condition of the Premises that is the obligation of Lessee to maintain hereunder; (3) by some act or omission by Lessee or its agent, employee, licensee, invitee, guest, visitor or contractor or any person in, adjacent, on, or about the Premises with the permission, consent or sufferance of Lessee; (4) by any matter connected to or arising out of Lessee’s occupation and use of the Premises, subject to the exclusions of Section 7.07(b) below; or (5) by any breach or default in timely observance or performance of any obligation on Lessee’s part to be observed or performed under this Lease.

(b) Notwithstanding the provisions of Section 7.07(a) of this Lease, Lessee’s duty to indemnify and hold Lessor harmless shall not apply to any liability, claims, loss or damages arising from Lessor’s negligence or willful act of misconduct or that of Lessor’s agents, employees or contractors, and Lessor shall indemnify and hold Lessee harmless from any and all liability claims, loss, damages, causes of action (whether in tort or contract, law or equity, or otherwise), expenses, charges, assessments, fines, and penalties of any kind, including without limitation, reasonable attorney fees, expert witness fees and costs, arising by reason of the death or injury of any person, including any person who is an employee, agent, invitee, licensee, permitee, visitor, guest or contractor of Lessee, or by reason of damage to or destruction of any property, including property owned by Lessor or by any person who is an employee, agent, invitee, permitee, visitor, or contractor of Lessor, caused or allegedly caused by such negligence or willful act of misconduct.

(c) Lessee hereby waives all claims against Lessor for damages to goods, wares and merchandise and all other personal property in, on or about the Premises and for injury or death to persons in, on or about the Premises from any cause arising at any time to the fullest extent permitted by law. Notwithstanding the provisions of Section 7.07(b) above, or any other provision of this Lease, in no event shall Lessor be liable (i) for lost profits or other consequential damages arising from any cause or (ii) for any damage to the extent that such damage is covered by the insurance Lessee is required to carry under this Lease or any other insurance actually carried by Lessee.

Section 7.08 Lessor as Party Defendant

If by reason of an act or omission of Lessee or any of its employees, agents, invitees, licensee, visitors, guests or contractors, Lessor is made a party defendant or a cross-defendant to any action involving the Premises or this Lease, Lessee shall hold harmless and indemnify Lessor from all liability or claims of liability, including all damages, attorney fees and costs of suit.

ARTICLE VIII

DAMAGE OR DESTRUCTION

Section 8.01 Destruction of the Premises

(a) In the event of a partial destruction of the Premises (i.e., less than fifty percent (50%) of its Rentable Area) during the Lease Term from any cause, Lessor, upon receipt of, and to the extent of, insurance proceeds paid in connection with such casualty and the deductible from Lessee which Lessee shall pay Lessee’s Share to Lessor within ten (10) business days after demand, shall forthwith repair the same, provided the repairs can be made within a reasonable time under state, federal, county and municipal applicable law, but such partial destruction shall in no way annul or void this Lease, (except as provided in Section 8.01(b) below) provided that Lessee shall be entitled to a proportionate credit for rent equal to rental income insurance proceeds received by Lessor and provided further that Lessee shall repair all damage and destruction to those items as to which Lessee is required to maintain fire and casualty insurance under Section 7.02 above. Lessor and Lessee each shall use diligence in making such repairs within a reasonable time period, subject to the Force Majeure provisions of Section 17.21, in which instance the time period shall be extended accordingly, and this Lease shall remain in full force and effect, with the rent to be proportionately reduced as provided above in this Section. If the Premises are damaged by any peril within six (6) months prior to the last day of the Lease Term and, in the reasonable opinion of the Lessor’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within sixty (60) days after the date of such damage Lessor may terminate this Lease on sixty (60) days written notice to Lessee.

(b) If the Premises are damaged or destroyed by any cause to the extent of more than fifty percent (50%) of their total Rentable Area during the Lease Term, Lessor shall notify Lessee as soon as Lessor ascertains the time period necessary to rebuild the Premises, but in any event within sixty (60) days after such damage or destruction, whether it will repair the same within three (3) months (subject to the Force Majeure provision of Section 17.21) from the date of such notice. If Lessor states that it will not repair within said three (3) months (subject to Force Majeure) this Lease shall terminate thirty (30) business days after Lessor gives its notice. In the event of such termination, Lessee shall pay to Lessor all insurance proceeds, if any, received by Lessee as a result of the damage or destruction to the extent allocable to Lessee Improvements and Alterations installed therein by Lessee with or without the prior written consent of Lessor. If Lessor states that it will repair within said three (3) months (subject to Force Majeure), Lessor shall, upon receipt of and to the extent of insurance proceeds paid in connection with such casualty and the deductible amount from Lessee, forthwith conduct the repair and diligently pursue the same to completion, but such destruction shall in no way annul or void this Lease, provided that Lessee shall be entitled to a proportionate credit for rent equal to rental income insurance proceeds received by Lessor.

Section 8.02 Waiver of Civil Code Remedies

Lessee hereby expressly waives any rights to terminate this Lease upon damage or destruction to the Premises, including without limitation any rights pursuant to the provisions of Section 1932, Subdivisions 1 and 2 and Section 1933, Subdivision 4, of the California Civil Code, as amended from time-to-time, and the provisions of any similar law hereinafter enacted.

Section 8.03 No Abatement of Rentals

The Base Rent, Additional Rent and other charges due under this Lease shall not be reduced or abated by reason of any damage or destruction to the Premises (but will be subject to credit as provided in Section 8.01(a) and (b) above with respect to rental loss insurance proceeds received), and Lessor shall be entitled to all proceeds of the insurance maintained pursuant to Section 7.01 above during the period of rebuilding pursuant to Section 8.01 above, or if the Lease is terminated pursuant to Section 8.01 above. Lessee shall have no claim against Lessor, including, without limitation, for compensation for inconvenience or loss of business, profits or goodwill during any period of repair or reconstruction.

Section 8.04 No Liability for Lessee’s Lessee Improvements, Alterations or Personal Property

In no event shall Lessor have any liability for, nor shall it be required to repair or restore, any injury or damage to Lessee’s Alterations or personal property or to any other personal property of other in or upon the Premises, Building 8 or Project.

ARTICLE IX

REAL PROPERTY TAXES

Section 9.01 Payment of Taxes

(a) Subject to Lessee timely paying Lessor the same in advance as provided below, Lessor shall pay all real property taxes, including any escaped or supplemental tax and any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license, fee, charge, excise or imposition (“real property tax”), imposed, assessed or levied on or with respect to the Project by any Federal, State, County, City or other political subdivision or public authority having the direct or indirect power to tax, including, without limitation, any improvement district or any community facilities district (including with respect to a district established for purposes of constructing the Seaport Boulevard improvements and other improvements as required in the Development Agreement or by the City of Redwood City (“Community Facility District Bond”), as against any legal or equitable interest of Lessor in the Project or against the Project or any part thereof applicable to the Project for all periods of time included within the Lease Term (as the same may be extended and during any holdover period), as well as any government or private cost sharing agreement assessments made for the purpose of augmenting or improving the quality of services and amenities normally provided by government agencies and any tax, fee, charge, imposition or excise described in subsection (b) below. Lessee’s Share of all such payments shall be made by Lessee directly pursuant to Section 4.05 hereof no later than ten (10) days after Lessor’s delivery to Lessee of a statement of the real property tax due, together with a copy of the applicable tax bill except to the extent such amounts are included in estimated real property taxes paid monthly pursuant to Section 4.07(b). Notwithstanding the foregoing, Lessee shall not be required to pay any net income taxes, franchise taxes, transfer taxes or any succession, estate or inheritance taxes of Lessor or any penalties due to Lessor’s late or non-payment of any real property taxes, unless such failure is caused by Lessee’s failure to pay Lessee’s Share of real property taxes due hereunder.

(b) If at anytime during the Lease Term, the State of California or any political subdivision of the state, including any county, city, city and county, public corporation, district, or any other political entity or public corporation of this state, levies or assesses against Lessor a tax, fee, charge, imposition or excise on rents under the Lease, the square footage of the Premises or Project, the act of entering into this Lease, or the occupancy of Lessee, or levies or assesses against Lessor any other tax, fee, or excise, however described, which affects the Project, including, without limitation, a so-called value added, business license, transit, commuter, environmental or energy tax fee, charge or excise or imposition related to the Project as a direct substitution in whole or in part for, or in addition to, any real property taxes on the Project the same shall be included in real property taxes and Lessee shall pay ten (10) days before delinquency or ten (10) days after receipt of the tax bill, whichever is later, that tax, fee, charge, excise or imposition except to the extent estimated real property taxes are billed and paid monthly and such tax, fee, charge, excise or imposition is included therein. Lessee’s obligation with respect to the aforesaid substitute taxes shall be limited to the amount thereof as computed at the rates that would be payable if the Project were the only property of Lessor.

(c) Lessor shall provide Lessee with copies of all tax and assessment bills on the Premises promptly upon Lessor’s receipt of Lessee’s written request therefor, Lessor shall also promptly provide to Lessee evidence of payment upon Lessor’s receipt of Lessee’s written request therefor.

(d) With respect to taxes and assessments which may lawfully be paid in installments, for the purpose of this Section, real property tax in any period shall include only such portion of the same which is payable within such period and any interest payable thereon computed (whether or not such is the case) as if Lessor had elected to pay the same over the longest period permitted by law.

(e) If Lessor shall obtain any abatement or refund on account of any real property tax as to which Lessee shall have paid payments hereunder, Lessor shall promptly refund to Lessee Lessee’s portion of any such abatement or refund, after deducting there from the reasonable costs and expenses incurred by Lessor in obtaining such abatement or refund.

Section 9.02 Pro Ration for Partial Years

If any such taxes paid by Lessee shall cover any period prior to the Commencement Date or after the Expiration Date of the Lease Term, Lessee’s Share of such taxes shall be equitably prorated to cover only the period of time within the tax fiscal year during which this Lease shall be in effect, and Lessor shall reimburse Lessee to any extent required. If Lessee shall fail to pay any such taxes, Lessor shall have the right to pay the same in which case Lessee shall repay such amount to Lessor within ten (10) days after written demand, together with interest at the Agreed Rate.

Section 9.03 Personal Property Taxes

(a) Lessee shall pay prior to delinquency all taxes imposed, assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Lessee contained in the Premises or elsewhere. When possible, Lessee shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor.

(b) If any of Lessee’s said personal property shall be assessed with Lessor’s real property, Lessee shall pay Lessor the taxes attributable to Lessee within ten (10) days after receipt of a written statement setting forth the taxes applicable to Lessee’s property, except to the extent such amounts are instead included in estimated real property taxes paid monthly pursuant to Section 4.07(b).

(c) If Lessee shall fail to pay any such taxes, Lessor shall have the right to pay the same, in which case Lessee shall repay such amount to Lessor with Lessee’s next rent installment together with interest at the Agreed Rate.

ARTICLE X

UTILITIES

Section 10.01 Lessee to Pay

Lessee shall pay prior to delinquency and throughout the Lease Term, all charges for water, gas, heating, cooling, sewer, telephone, electricity, garbage, air conditioning and ventilation, janitorial service, landscaping and all other services and utilities supplied to the Premises, including Lessee’s Share of any such services or utilities which are not separately metered for the Premises. Lessor may, at Lessee’s expense, install devices which separately meter Lessee’s consumption of utilities. The disruption, failure, lack or shortage of any service or utility with respect to the Premises, Building 8 or Project due to any cause whatsoever shall not affect any obligation of Lessee hereunder, and Lessee shall faithfully keep and observe all the terms, conditions and covenants of this Lease and pay all rent due hereunder, all without diminution, credit or deduction, provided that, to the extent the cause is the failure of Lessor to observe or perform an obligation of Lessor, hereunder Lessor shall initiate the cure of such failure immediately after receipt from Lessee of notice of the failure and Lessor shall thereafter diligently prosecute said cure to completion. Lessee’s share of utilities may differ from Lessee’s Share of Operating Expenses in that Lessor shall, in no event, recover less than eighty percent (80%) of the cost of utilities of Building 8 from the combination of Lessee and all other tenants of Building 8.

ARTICLE XI

ASSIGNMENT AND SUBLETTING

Section 11.01 Lessor’s Consent Required

Except as provided in Section 11.02, Lessee shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, license or otherwise transfer or encumber all or any part of Lessee’s interest in this Lease or in the Premises or any part thereof, without Lessor’s prior written consent, which Lessor shall not unreasonably withhold, condition or delay. Lessor shall respond in writing to Lessee’s request for consent hereunder in a timely manner and any attempted assignment, transfer, mortgage, encumbrance, subletting or licensing without such consent shall be void, and shall constitute a breach of this Lease. By way of example, but not limitation, reasonable grounds for denying consent include: (i) poor credit history or insufficient financial strength of transferee, (ii) transferee’s intended use of the Premises is inconsistent with the permitted use or will materially and adversely affect Lessor’s interest. Lessee shall reimburse Lessor upon demand for Lessor’s reasonable costs and expenses (including attorneys’ fees, architect fees and engineering fees) involved in renewing any request for consent whether or not consent is granted.

Section 11.02 Lessee Affiliates

Without obtaining the prior written consent of Lessor and without any obligation to pay excess rent pursuant to Section 11.04 below, Lessee may assign or sublet the Premises, or any portion thereof, to any corporation which controls, is controlled by, or is under common control with Lessee, or to any corporation resulting from the merger or consolidation with Lessee, or to any person or entity which acquires all of Lessee’s stock or all, or substantially all of the assets of Lessee as a going concern of the business that is being conducted on the Premises (“Affiliate”), provided that said assignee or sublessee: (i) has a net worth equal to or greater than that of Lessee as of the date of this Lease or the date of such transfer, whichever is greater, and (ii) assumes, in full, the obligations of Lessee under this Lease and provided further that the use to which the Premises will be put does not materially change. Any such assignment shall not, in any way, affect or limit the liability of Lessee under the terms of this Lease. Any portion of the Premises which is assigned or sublet to an Affiliate of Lessee shall not be included in the calculation of subleased, assigned or transferred Rentable Area for the purposes of Section 11.06.

Section 11.03 No Release of Lessee

Regardless of Lessor’s consent, no subletting or assignment shall release Lessee of Lessee’s obligation or alter the primary liability of Lessee to pay the rent and to perform all other obligations to be performed by Lessee hereunder. The acceptance of rent by Lessor from any other person shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Lessee or any successor of Lessee, in the performance of any of the terms hereof, Lessor may proceed directly against Lessee without the necessity of exhausting remedies against said assignee.

Section 11.04 Excess Rent

In the event Lessor shall consent to a sublease or an assignment, Lessee shall pay to Lessor with its regularly scheduled Base Rent payments, fifty percent (50%) of all sums and the fair market value of all consideration collected or received by Lessee from a sublessee or assignee which are in excess of the Base Rent and Additional Rent due and payable with respect to the subject space pursuant to Article IV for the time period encompassed by the sublease or assignment term, after first deducting any fair market leasing commissions paid by Lessee with respect to such sublease or assignment.

Section 11.05 Information to be Provided

Lessee’s written request to Lessor for consent to an assignment or subletting or other form of transfer shall be accompanied by (a) the name and legal composition of the proposed transferee; (b) the nature of the proposed transferee’s business to be carried on in the Premises; (c) the terms and provisions of the proposed transfer agreement; and (d) such financial and other reasonable information as Lessor may request concerning the proposed transferee.

Section 11.06 Lessor’s Recapture Rights

(a) Lessor’s Recapture Rights

Notwithstanding any other provision of this Article 11, in the event that Lessee proposes to sublease or assign or otherwise transfer to any person or entity not an Affiliate of

Lessee any interest in this Lease or the Premises or any part thereof affecting (collectively with all other such subleases, assignments, or transfers then in effect) more than fifty percent (50%) of the square footage of the Rentable Area of the Premises (such affected portion of the Rentable Area of the Premises is hereafter designated “Recapture Space”) for a period of two (2) years or greater, then Lessor shall have the option to recapture the Recapture Space by written notice to Lessee (“Recapture Notice”) given within ten (10) business days after Lessor receives any notice of such proposed assignment or sublease or other transfer (“Transfer Notice”). A timely Recapture Notice shall terminate this Lease with respect to the Recapture Space in question. If Lessor declines or fails timely to deliver a Recapture Notice, Lessor shall have no further right under this Section 11.06 to the Recapture Space unless it becomes available again after transfer by Lessee. Lessor’s recapture rights shall be subject to the rights of any sublessee, assignee or transferee of Lessee set forth in any sublease, assignment or agreement of transfer to which Lessor has consented, but subject to the terms and conditions set forth in Lessor’s consent; any such sublease, assignment or agreement of transfer shall be assigned to Lessor as of the effective date of the recapture.

(b) Consequences of Recapture

To determine the new Base Rent under this Lease if Lessor recaptures the Recapture Space, the then current Base Rent (immediately before Lessor’s recapture) under the Lease shall be multiplied by a fraction, the numerator of which is the square feet of the Rentable Area retained by Lessee after Lessor’s recapture and the denominator of which is the total square feet of the Rentable Area before Lessor’s recapture. The Additional Rent, to the extent that it is calculated on the Rentable Area of the Premises, shall be reduced to reflect Lessee’s Share based on the Rentable Areas of the Premises retained by Lessee after Lessor’s recapture. This Lease as so amended shall continue thereafter in full force and effect. Either party may require written confirmation of the amendments to this Lease necessitated by Lessor’s recapture of the Recapture Space. If Lessor recaptures the Recapture Space, Lessor shall, at Lessor’s sole expense, construct, paint, and furnish any partitions required to segregate the Recapture Space from the remaining Premises retained by Lessee as well as arrange separate metering of utilities.

ARTICLE XII

DEFAULTS; REMEDIES

Section 12.01 Defaults

The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessee:

(a) The abandonment of the Premises by Lessee or the commission of waste at the Premises or the making of an assignment or subletting in violation of Article XI, provided however, abandonment shall be considered to not occur if the Premises are maintained and occupied to the extent necessary to maintain the insurance on each and every portion of the Premises;

(b) The failure by Lessee to make any payment of rent or any other payment required to be made by Lessee hereunder, as and when due, if such failure continues for a period of five

(5) business days after written notice thereof from Lessor to Lessee. In the event that Lessor serves Lessee with a Notice to Pay Rent or Quit in the form required by applicable Unlawful Detainer statutes such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in the Notice shall be five (5) business days rather than the statutory three (3) days;

(c) Lessee’s failure to provide (i) any supplemental letter of credit as required by Section 4.06, (ii)any instrument or assurance as required by Section 7.05 or (iii) estoppel certificate as required by Section 15.01 or (iv) any document subordinating this Lease to a Lender’s deed of trust as required by Section 17.13, if any such failure continues for five (5) business days after written notice of the failure. In the event Lessor serves Lessee with a Notice to Perform Covenant or Quit in the form required by applicable Unlawful Detainer Statutes, such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in the Notice shall be five (5) business days rather than the statutory three (3) days;

(d) The failure by Lessee to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessee, other than described in paragraph (a) (b) or (c) above, if such failure continues for a period of ten (10) business days after written notice thereof from Lessor to Lessee; provided, however, that if the nature of Lessee’s default is such that more than ten (10) business days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee commences such cure within said ten (10) business day period and thereafter diligently prosecutes such cure to completion;

(e) (i) The making by Lessee of any general arrangement or assignment for the benefit of creditors; (ii) the filing by Lessee of a voluntary petition in bankruptcy under Title 11 U.S.C. or the filing of an involuntary petition against Lessee which remains uncontested for a period of sixty days; (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, provided, however, in the event that any provisions of this Section 12.01(e) is contrary to any applicable law, such provision shall be of no force or effect;

(f) The discovery by Lessor that any financial statement given to Lessor by Lessee, or any guarantor of Lessee’s obligations hereunder, was materially false; and

(g) The occurrence of a material default and breach by Lessee under any other Lease between Lessee and Lessor (or any affiliate of Lessor) for premises in Pacific Shores Center.

Section 12.02 Remedies

In the event of any such material default and breach by Lessee, Lessor may at any time thereafter, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such default and breach:

(a) Terminate Lessee’s right to possession of the Premises by any lawful means including by way of unlawful detainer (and without any further notice if a notice in compliance with the unlawful detainer statutes and in compliance with paragraphs (b), (c) and (d) of

Section 12.01 above has already been given), in which case this Lease shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event Lessor shall be entitled to recover from Lessee all damages incurred by Lessor by reason of Lessee’s default including, but not limited to, (i) the cost of recovering possession of the Premises including reasonable attorney’s fees related thereto; (ii) the worth at the time of the award of any unpaid rent (including the Excused Base Rent Balance, to the extent permitted pursuant to Section 4.01 hereof) that had been earned at the time of the termination, to be computed by allowing interest at the Agreed Rate but in no case greater than the maximum amount of interest permitted by law, (iii) the worth at the time at the time of the award of the amount by which the unpaid rent that would have been earned between the time of the termination and the time of the award exceeds the amount of unpaid rent that Lessee proves could reasonably have been avoided, to be computed by allowing interest at the Agreed Rate but in no case greater than the maximum amount of interest permitted by law, (iv) the worth at the time of the award of the amount by which the unpaid rent for the balance of the Lease Term after the time of the award exceeds the amount of unpaid rent that Lessee proves could reasonably have been avoided, to be computed by discounting that amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one per cent (1%), (v) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform obligations under this Lease, including brokerage commissions and advertising expenses, expenses of remodeling the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant, and (vi) any other amounts, in addition to or in lieu of those listed above, that may be permitted by applicable law.

(b) Maintain Lessee’s right to possession as provided in Civil Code Section 1951.4 in which case this Lease shall continue in effect whether or not Lessee shall have abandoned the Premises. In such event Lessor shall be entitled to enforce all of Lessor’s rights and remedies under this Lease, including the right to recover the rent as it becomes due hereunder.

(c) Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the state of California. Unpaid amounts of rent and other unpaid monetary obligations of Lessee under the terms of this Lease shall bear interest from the date due at the Agreed Rate.

Section 12.03 Default by Lessor

Lessor shall not be in default under this Lease unless Lessor fails to perform obligations required of Lessor within a reasonable time, but in no event later than ten (10) business days after written notice by Lessee to Lessor and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Lessee in writing, specifying that Lessor has failed to perform such obligation; provided, however, that if the nature of Lessor’s obligation is such that more than ten (10) business days are reasonably required for performance then Lessor shall not be in default if Lessor commences performance within such ten (10) business day period and thereafter diligently prosecutes the same to completion. In the event Lessor does not commence performance within the ten (10) business day period provided herein, Lessee may perform such obligation and will be reimbursed for its expenses by Lessor together with interest thereon at the Agreed Rate. Lessee waives any right to terminate this Lease or to vacate the Premises on

Lessor’s default under this Lease. Lessee’s sole remedy on Lessor’s default is an action for damages or injunctive or declaratory relief. Notwithstanding the foregoing, nothing herein shall be deemed applicable in the event of Lessor’s delay in delivery of the Premises. In that situation, all rights and remedies shall be determined under Section 3.01 above.

Section 12.04 Late Charges

Lessee hereby acknowledges that late payment by Lessee to Lessor of rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Lessor by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of rent or any other sum due from Lessee shall not be received by Lessor or Lessor’s designated agent within five (5) days after such amount is due and owing, Lessee shall pay to Lessor a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s default with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder. Notwithstanding the foregoing, for the first time only during the first twelve (12) months of the Lease Term that Lessee shall fail to pay any amounts when due under the terms of this Lease, Lessor shall deliver notice of such failure to Lessee and allow Lessee an additional two (2) business days to cure. If, and only if, Lessee fails to deliver the entire amount due within such additional two (2) business day period shall Lessee incur a late charge therefor.

Section 12.05 Lessor’s Right to Perform Lessee’s Obligations

All obligations to be performed or observed by Lessee under this Lease shall be performed or observed by Lessee at Lessee’s expense and without any reduction of rent. Lessor may perform or observe any obligation of Lessee which is in default hereunder beyond any applicable notice and cure period, or of which Lessee is in default hereunder which would result in immediate further harm to Building 8, regardless of whether any notice and cure period has expired, without waiving Lessor’s other rights and remedies for Lessee’s failure to perform or observe any obligations under this Lease and without releasing Lessee from any such obligations. Within ten (10) days after receiving a statement from Lessor, Lessee shall pay to Lessor the amount of expense reasonably incurred by Lessor in performing or observing Lessee’s obligation.

ARTICLE XIII

CONDEMNATION OF PREMISES.

Section 13.01 Total Condemnation

If the entire Premises, whether by exercise of governmental power or the sale or transfer by Lessor to any condemnor under threat of condemnation or while proceedings for condemnation are pending, at any time during the Lease Term, shall be taken by condemnation such that there does not remain a portion suitable for occupation, this Lease shall then terminate as of the date transfer of possession is required. Upon such condemnation, all rent shall be paid up to the date transfer of possession is required, and Lessee shall have no claim against Lessor or the award for the value of the unexpired portion of this Lease Term.

Section 13.02 Partial Condemnation

If any portion of the Premises is taken by condemnation during the Lease Term, whether by exercise of governmental power or the sale for transfer by Lessor to an condemnor under threat of condemnation or while proceedings for condemnation are pending, this Lease shall remain in full force and effect except that in the event a partial taking (i) is more than thirty-three percent (33%) of the total square footage of the Premises or more than twenty-five percent (25%) of the available parking for Lessee; or (ii) leaves the Premises unfit for the conduct of the business of Lessee, then Lessee shall have the right to terminate this Lease effective upon the date transfer of possession is required. Moreover, Lessor shall have the right to terminate this Lease effective on the date transfer of possession is required if more than thirty-three percent (33%) of the total square footage of the Premises is taken by condemnation. Lessee and Lessor may elect to exercise their respective rights to terminate this Lease pursuant to this Section by serving written notice to the other within thirty (30) days after receipt of notice of condemnation. All rent shall be paid up to the date of termination, and Lessee shall have no claim against Lessor for the value of any unexpired portion of the Lease Term. If this Lease shall not be terminated, , the rent after such partial taking shall be that percentage of the adjusted Base Rent specified herein, equal to the percentage which the square footage of the untaken part of the Premises, immediately after the taking, bears to the square footage of the entire Premises immediately before the taking. If Lessee’s continued use of the Premises requires alterations and repair by reason of a partial taking, all such alterations and repair shall be made by Lessee at Lessee’s expense. Lessee waives all rights it may have under California Code of Civil Procedure Section 1265.130 or otherwise, to terminate this Lease based on partial condemnation.

Section 13.03 Award to Lessee

In the event of any condemnation, whether total or partial, Lessee shall have the right to claim and recover from the condemning authority such compensation as may be separately awarded or recoverable by Lessee for loss of its business fixtures, or equipment belonging to Lessee immediately prior to the condemnation. The balance of any condemnation award shall belong to Lessor (including, without limitation, any amount attributable to any excess of the market value of the Premises for the remainder of the Lease Term over the then present value of the rent payable for the remainder of the Lease Term) and Lessee shall have no further right to recover from Lessor or the condemning authority for any claims arising out of such taking, provided that Lessee shall have the right to make a separate claim in the condemnation proceeding, as long as the award payable to Lessor is not reduced thereby, for the taking of the unamortized (using the thirty (30) months of the Lease Term as the amortization period) value of any tenant improvements paid for by Lessee which are not removed by Lessee.

ARTICLE XIV

ENTRY BY LESSOR

Section 14.01 Entry by Lessor Permitted

Lessee shall permit Lessor and its employees, agents and contractors to enter the Premises and all parts thereof (i) upon twenty-four (24) hours notice (or without notice in an emergency), including without limitation, Building 8 and all parts thereof at all reasonable times for any of the following purposes: to inspect the Premises; to maintain the Premises; to make such repairs to the Premises as Lessor is obligated or may elect to make; to make repairs, alterations or additions to any other portion of the Premises and (ii) upon twenty-four (24) hours notice to show the Premises and post “To Lease” signs for the purposes of re-letting during the last twelve (12) months of the Lease Term (provided that Lessee has failed to exercise its option to extend) or extended Lease Term to show the Premises as part of a prospective sale by Lessor or to post notices of nonresponsibility. Lessor shall have such right of entry without any rebate of rent to Lessee for any loss of occupancy or quiet enjoyment of the Premises hereby occasioned. Notwithstanding the foregoing, Lessee shall be entitled to have a representative of Lessee present at each such Lessor entry into the laboratory portion of the Premises unless such entry is made necessary due to potential injury or death to persons or imminent harm to other portions of the Premises. Lessor shall use commercially reasonable efforts not to interfere with Lessee’s operations at the Premises during any such entry.

ARTICLE XV

ESTOPPEL CERTIFICATE

Section 15.01 Estoppel Certificate

(a) Lessee shall at any time upon not less than fifteen (15) days’ prior written notice from Lessor execute, acknowledge and deliver to Lessor a statement in writing (i) certifying, if true, that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying, if true, that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any, and (ii) acknowledging, if true, that there are not, to Lessee’s knowledge, any uncured defaults on the part of Lessor hereunder, or specifying such defaults if any are claimed and (iii) certifying or acknowledging, if true, such other matters as are requested by any prospective lender or buyer which are reasonably related to the loan or sale transaction. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises.

(b) Lessee’s failure to deliver such statement within such time shall be conclusive upon Lessee (i) that this Lease is in full force and effect, without modification except as may be represented by Lessor, (ii) that there are no uncured defaults in Lessor’s performance, and (iii) that not more than one month’s rent has been paid in advance, if any, and stating whether or not to the actual knowledge of the signer of such certificate Lessee is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant to this Section 15.01(b) may be relied upon by any prospective assignee of Lessee’s interest in this Lease or any lender or prospective lender (or investor) or purchaser of any interest in Lessee or its assets.

Lessee’s or Lessor’s failure, as the case may be, to timely execute and deliver such statement upon five (5) business additional days written notice from the requesting party advising the other party on the consequences of a non-response, shall constitute an acceptance and an acknowledgment by the other party that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE XVI

LESSOR’S LIABILITY

Section 16.01 Limitations on Lessor’s Liability

The term “Lessor” as used herein shall mean only the owner or owners at the time in question of the fee title of the Premises. In the event of any transfer of such title or interest, Lessor herein named (and in case of any subsequent transfers then the grantor) shall be relieved from and after the date of such transfer of all liability as respects Lessor’s obligations thereafter to be performed, provided that any funds in the hands of Lessor or the then grantor at the time of such transfer, in which Lessee has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Lessor shall, subject as aforesaid, be binding on Lessor’s successors and assigns, only during their respective periods of ownership. For any breach of this Lease by Lessor, the liability of Lessor (including all persons and entities that comprise Lessor, and any successor Lessor) and any recourse by Lessee against Lessor shall be limited to the interest of Lessor, and Lessor’s successors in interest, in and to Building 8. On behalf of itself and all persons claiming by, through, or under Lessee, Lessee expressly waives and releases Lessor and each member, agent and employee of Lessor from any personal liability for breach of this Lease.

ARTICLE XVII

GENERAL PROVISIONS

Section 17.01 Severability

The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

Section 17.02 Agreed Rate Interest on Past-Due Obligations

Except as expressly herein provided, any amount due to either party not paid when due shall bear interest at the Bank of America prime rate plus two percent (2%) (“Agreed Rate”). Payment of such interest shall not excuse or cure any default by Lessee under this Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to the payor by application of the amount of excess interest paid against any sums outstanding in any order that payee requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to the payor by the payee. To ascertain whether any interest payable exceeds the limits imposed, any nonprincipal payment (including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.

Section 17.03 Time of Essence

Time is of the essence in the performance of all obligations under this Lease.

Section 17.04 Additional Rent

Any monetary obligations of Lessee to Lessor under the terms of this Lease shall be deemed to be Additional Rent and Lessor shall have all the rights and remedies for the nonpayment of same as it would have for nonpayment of Base Rent. All references to “rent” (except specific references to either Base Rent or Additional Rent) shall mean Base Rent and Additional Rent.

Section 17.05 Incorporation of Prior Agreements, Amendments and Exhibits

This Lease (including Exhibits A, B, C, D, E, F, G, H and I and Schedules 1, 2 and 3) contains all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification. Except as otherwise stated in this Lease, Lessee hereby acknowledges that neither the Lessor nor any employees or agents of the Lessor has made any oral or written warranties or representations to Lessee relative to the condition or use by Lessee of said Premises and Lessee acknowledges that Lessee assumes all responsibility regarding the Occupational Safety Health Act, the legal use and adaptability of the Premises and the compliance thereof with all applicable laws and regulations in effect during the Lease Term except as otherwise specifically stated in this Lease. Neither party has been induced to enter into this Lease by, and neither party is relying on, any representation or warranty outside those expressly set forth in this Lease.

Section 17.06 Notices

(a) Written Notice

Any notice required or permitted to be given hereunder shall be in writing and shall be given by a method described in paragraph (b) below and shall be addressed to Lessee or to Lessor at the addresses noted below, next to the signature of the respective parties, as the case may be. Either party may by notice to the other specify a different address for notice purposes. A copy of all notices required or permitted to be given to Lessor or Lessee (as applicable) hereunder shall be concurrently transmitted to such party or parties at such addresses as such party may from time to time hereafter designate by notice to the other, but delay or failure of delivery to such person shall not affect the validity of the delivery to Lessor or Lessee.

(b) Methods of Delivery

(i) When personally delivered to the recipient, notice is effective on delivery. Delivery to the person apparently designated to receive deliveries at the subject address is personally delivered if made during business hours (e.g. receptionist).

(ii) When mailed by certified mail with return receipt requested, notice is effective on receipt if delivery is confirmed by a return receipt.

(iii) When delivery by overnight delivery Federal Express/Airborne/United Parcel Service/DHL WorldWide Express with charges prepaid or charged to the sender’s account, notice is effective on delivery if delivery is confirmed by the delivery service.

(c) Refused, Unclaimed or Undeliverable Notices

Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be considered to be effective as of the first date that the notice was refused, unclaimed, or considered undeliverable by the postal authorities, messenger, or overnight delivery service.

Section 17.07 Waivers

No waiver of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach of the same or any other provisions. Any consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of consent to or approval of any subsequent act. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such rent.

Section 17.08 Recording

Lessee may not record a “short form” memorandum of this Lease.

Section 17.09 Surrender of Possession; Holding Over

(a) At the expiration or earlier termination of the Lease, Lessee shall remove all of Lessee’s signs (pursuant to Section 17.15) and, subject to the terms of the Removable Alterations Schedule and Section 6.03 of the Lease, shall remove all of Lessee’s equipment, trade fixtures, supplies, wall decoration and other personal property from within the Premises, Building 8 and the Common Area and shall vacate, deliver up and surrender to Lessor possession of the Premises and all improvements thereon, subject to the terms of Section 17.21 of this Lease concerning Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from the Premises by Lessee or any of Lessee’s agents, employees or contractors (collectively, “Lessee HazMat Operations”) and released of all clearances required by any governmental authorities with respect to Lessee HazMat Operations, broom clean and, in good order and condition, excepting only ordinary wear and tear (wear and tear which could have been avoided by best maintenance practices customarily used at the Project) and damage due to casualty not caused by Lessee or Lessee’s agents, employees or contractors. Except for such ordinary wear and tear and damage due to casualty not caused by Lessee’s agents, employees or contractors (collectively, the “Lessee’s Parties”), Lessee shall (i) repair all damage to the Premises, the interior and exterior of Building 8 and the Common Area caused by Lessee’s removal of its property, (ii) patch and refinish, to Lessor’s reasonable satisfaction, all penetrations made by Lessee or its agents, contactors, employees or invitees to the roof, floor, interior or exterior walls or ceiling of the Premises and Building 8, whether such penetrations were made with Lessor’s approval or not, to the extent that the equipment requiring such penetration is removed at the expiration or earlier termination of the Lease, (iii) repair or replace all stained or damaged ceiling tiles, wall coverings and floor coverings (unless such staining or damage was caused by the actions of Lessor or the tenant of a leased space above the Premises) to the reasonable satisfaction of Lessor, (iv) repair all damage caused by Lessee to the exterior surface of Building 8 and, where necessary, replace or resurface same. Upon expiration or sooner termination of this Lease, Lessor may reenter the Premises and remove all persons and property therefrom. If Lessee shall fail to surrender to Lessor the Premises, Building 8 and the Common Area in the condition required by this paragraph at the expiration or, if sooner terminated, within ten (10) days after sooner termination, of this Lease, Lessor may, at Lessee’s expense, remove Lessee’s signs, property and/or improvements not so removed and make such repairs and replacements not so made or hire, at Lessee’s expense, independent contractors to perform such work. Lessee shall be liable to Lessor for all reasonable costs incurred by Lessor in returning the Premises, Building 8 and the Common Area to the required condition, together with interest thereon at the Agreed Rate from the date incurred by Lessor until paid. Lessee shall pay to Lessor the amount of all costs so incurred (including, without limitation, costs of disposal, storage and insurance) together with interest at the Agreed Rate within five (5) business days from Lessor’s delivery of a statement therefor. If the Premises are not surrendered at the end of the Lease Term, Lessee shall indemnify Lessor against loss or liability resulting from delay by Lessee in so surrendering the Premises, including, without limitation, actual damages for lost rent and with respect to any claims of a successor occupant.

(b) If Lessee, with Lessor’s prior written consent, remains in possession of the Premises after expiration of the Lease Term and if Lessor and Lessee have not executed an express written agreement as to such holding over, then such occupancy shall be a tenancy from month to month at a monthly Base Rent equivalent to one hundred fifty percent (150%) of the higher of: (i) the monthly rental in effect immediately prior to such expiration, or (ii) the Fair Market Rent for the Premises, such payments to be made as herein provided for Base Rent. In the event of such holding over, all of the terms of this Lease, including the payment of Additional Rent all charges owing hereunder other than rent shall remain in force and effect on said month to month basis.

(c) Lessee shall comply with all building closure and decommission requirements of Title 10, Code of Federal Regulations Section 3035 and the San Mateo County Closure Guidelines Section 3035 and the San Mateo County Closure Guidelines for Hazardous Materials Storage Facilities form UN-032 (collectively, the “Closure Requirements”). Lessee shall provide Lessor with: (i) at least thirty (30) days’ advance notice of Lessee’s intention to complete the process of closure pursuant to the Closure Requirements, (ii) copies of any correspondence with San Mateo County regarding such Closure Requirements, and (iii) a copy of any closure plan prepared pursuant to such Closure Requirements prior to its submittal to the appropriate governmental body. Lessor shall have the right to comment and request revisions to any such closure plan and speak directly with representatives of any such governmental bodies to discuss the terms and conditions of any such Closure Requirements.

Section 17.10 Cumulative Remedies

No remedy or election hereunder by Lessor shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity, provided that notice and cure periods set forth in Article XII are intended to extend and modify statutory notice provisions to the extent expressly stated in Section 12.01.

Section 17.11 Covenants and Conditions

Each provision of this Lease to be observed or performed by Lessee shall be deemed both a covenant and a condition.

Section 17.12 Binding Effect; Choice of Law

Subject to any provisions hereof restricting assignment or subletting by Lessee and subject to the provisions of Article XVI, this Lease shall bind the parties, their personal representatives, successors and assigns. This Lease shall be governed by the laws of the State of California and any legal or equitable action or proceeding brought with respect to the Lease or the Premises shall be brought in San Mateo County, California except for such actions or proceedings as are required by California law to be brought in the County were the subject real property is located.

Section 17.13 Lease to be Subordinate

Lessee agrees that this Lease is and shall be, at all times, subject and subordinate to the lien of any mortgage, deed of trust or other encumbrances which Lessor may create against the Premises including all renewals, replacements and extensions thereof provided, however, that regardless of any default under any such mortgage, deed of trust or other encumbrance or any sale of the Premises under such mortgage, deed of trust or other encumbrance so long as Lessee timely performs all covenants and conditions of this Lease and continues to make all timely payments hereunder, this Lease and Lessee’s possession and rights hereunder shall not be disturbed by the mortgagee or beneficiary or anyone claiming under or through such mortgagee or beneficiary. Lessee shall execute any documents which are commercially reasonable (i.e., of a type customarily executed between lenders and lessees for similar loans and leases) subordinating this Lease within ten (10) days after delivery of same by Lessor so long as the mortgagee or beneficiary agrees therein that this Lease will not be terminated if Lessee is not in default following a foreclosure, including, without limitation, any Subordination Non-Distribution and Attornment Agreement (“SNDA”) which is substantially in the form attached hereto as Exhibit ”F.” In the event that any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, this Lease shall not terminate and Lessee shall, notwithstanding any subordination, attorn to and become the tenant of such mortgagee or beneficiary or any successor to Lessor by foreclosure or deed-in-lieu of foreclosure, at the option of such successor in interest, provided however, that any such successor shall not (i) be liable for any previous act or omission of Lessor under the Lease, (ii) be subject to any offset, defense or counterclaim which shall theretofore have accrued to the

Lessee under the Lease against Lessor, (iii) have any obligation with respect to any security deposit unless it shall have been paid over or physically delivered to such successor, or (iv) be bound by any rents paid more than one month in advance to Lessor or any prior Lessor or owner. Lessee shall execute and deliver, upon reasonable prior notice from Lessor any additional documents in such form as is designated by Lessor evidencing the priority or subordination of the Lease with respect to any such lien of any such mortgage or deed of trust.

Section 17.14 Attorneys’ Fees

If either party herein brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party in any such action, on trial or appeal, shall be entitled to recover its reasonable attorney’s fees, expert witness fees and costs as fixed by the Court.

Section 17.15 Signs

Lessee may, at Lessee’s sole expense, place its company name in Building 8’s existing lobby directory and the directional signage to the Premises. Lessee shall not place any sign outside the Premises (or visible from outside the Premises) without Lessor’s prior written consent, which consent shall not be unreasonably withheld and subject to Lessee’s obtaining approval by the City of Redwood City. Lessee, at its sole cost and expense, after obtaining Lessor’s prior written consent, shall install, maintain and remove prior to expiration of this Lease (or within ten (10) days after any earlier termination of this Lease) all signage in full compliance with (i) all applicable law, statutes, ordinances and regulations and (ii) all provisions of this Lease concerning Alterations and (ii) Lessor’s signage policy set forth on Exhibit ”D” hereto.

Section 17.16 Merger

The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, or a termination by Lessor, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing subtenancies or may, at the option of Lessor, operate as an assignment to Lessor of any or all of such subtenancies.

Section 17.17 Quiet Possession

Upon Lessee timely paying the rent for the Premises and timely observing and performing all of the covenants, conditions and provisions on Lessee’s part to be observed and performed hereunder, Lessee shall have quiet possession of the Premises for the entire Lease Term, subject to all of the provisions of this Lease.

Section 17.18 Easements

Lessor reserves to itself the right, from time to time, to grant such easements, rights and dedications that Lessor deems necessary or desirable, and to cause the recordation of Parcel Maps and conditions, covenants and restrictions, so long as such easements, rights, dedications, Maps and conditions, covenants and restrictions do not unreasonably interfere with the use of the Premises of parking rights granted hereunder, including access thereto, by Lessee. Lessee shall sign any of the aforementioned or other documents, and take such other actions, which are reasonably necessary or appropriate to accomplish such granting, recordation and subordination of the Lease to same, upon request of Lessor, and failure to do so within ten (10) business days after a written request to do so shall constitute a material breach of this Lease, provided that Lessor shall reimburse Lessee for Lessee’s reasonable out-of-pocket expenses (including reasonable attorneys’ fees) necessarily incurred in the performance of Lessee’s obligations under this Section 17.18.

Section 17.19 Authority

Each individual executing this Lease on behalf of a corporation, limited liability company or partnership represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of such entity and that this Lease is binding upon said entity in accordance with its terms.

Section 17.20 Force Majeure Delays

In any case where either party hereto is required to do any act (other than the payment of money), delays caused by or resulting from Acts of God or Nature, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor or materials or equipment, government regulations, delay by government or regulatory agencies with respect to approval or permit process, unusually severe weather, or other causes beyond such party’s reasonable control the time during which act shall be completed, shall be deemed to be extended by the period of such delay, whether such time be designated by a fixed date, a fixed time or “a reasonable time.”

Section 17.21 Hazardous Materials

(a) Definition of Hazardous Materials and Environmental Laws

“Hazardous Materials” means any (a) substance, product, waste or other material of any nature whatsoever which is or becomes listed regulated or addressed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601, et seq. (“CERCLA”); the Hazardous Materials Transportation Act (“HMTA”) 49 U.S.C. section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901, et seq. (“RCRA”); the Toxic Substances Control Act, 15 U.S.C. sections 2601, et seq. (“TSCA”); the Clean Water Act, 33 U.S.C. sections 1251, et seq.; the California Hazardous Waste Control Act, Health and Safety Code sections 25100, et seq.; the California Hazardous Substances Account Act, Health and Safety Code sections 26300, et seq.; the California Safe Drinking Water and Toxic Enforcement Act, Health and Safety Code sections 25249.5, et seq.; California Health and Safety Code sections 25280, et seq.; (Underground Storage of Hazardous Substances); the California Hazardous Waste Management Act, Health and Safety Code sections 25170.1, et seq.; California Health and Safety Code sections 25501. et seq. (Hazardous Materials Response Plans and Inventory); or the Porter-Cologne Water Quality Control Act, California Water Code sections 13000, et seq., all as amended, or any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to or imposing liability (including, but not limited to, response, removal and remediation costs) or standards of conduct or performance concerning any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter may be in effect (collectively,

“Environmental Laws”); (b) any substance, product, waste or other material of any nature whatsoever whose presence in and of itself may give rise to liability under any of the above statutes or under any statutory or common law theory based on negligence, trespass, intentional tort, nuisance, strict or absolute liability or under any reported decisions of a state or federal court, (c) petroleum or crude oil, including but not limited to petroleum and petroleum products contained within regularly operated motor vehicles and (d) asbestos.

(b) Lessor’s Representations and Disclosures

Lessor represents that it has provided Lessee with a description of the Hazardous Materials on or beneath the Project as of the date hereof, attached hereto as Exhibit F and incorporated herein by reference and that except as described in the documents identified in Exhibit ”F,” Lessor has no actual knowledge of any Hazardous Materials at the Project. Lessee acknowledges receipt of the attached Exhibit F, which Lessor has provided pursuant to California Health & Safety Code Section 25359.7 which requires:

“Any owner of nonresidential real property who knows, or has reasonable cause to believe, that any release of hazardous substances has come to be located on or beneath that real property shall, prior to the sale, lease or rental of the real property by that owner, give written notice of that condition to the buyer, lessee or renter of the real property.”

(c) Use of Hazardous Materials

Lessee shall not cause or permit any Hazardous Materials to be brought upon, kept or used in, on or about the Project by Lessee, its agents, employees, contractors, licensee, guests, visitors or invitees without the prior written consent of Lessor; provided, however, that Lessee may use normal quantities of office supplies and standard office cleaning agents and any items described in a schedule of permitted Hazardous Materials mutually agreed upon by the parties on or around the time of the Fifth Floor Commencement Date (collectively, the “Permitted Hazardous Materials”) that may contain Hazardous Materials so long as they are used in compliance with all applicable Environmental Laws. Lessor shall not unreasonably withhold such consent so long as Lessee demonstrates to Lessor’s reasonable satisfaction that such Hazardous Materials are necessary or useful to Lessee’s business and will be used, kept and stored in a manner that complies with all applicable Environmental Laws. Lessee shall, at all times, use, keep, store, handle, transport, treat or dispose all such Hazardous Materials in or about the Project in compliance with all applicable Environmental Laws. Lessee shall remove all Hazardous Materials used or brought onto the Project by Lessee or Lessee’s Parties during the Lease Term from the Project prior to the expiration or earlier termination of the Lease.

(d) Lessee’s Environmental Indemnity

Lessee agrees to indemnify and hold Lessor harmless from any liabilities, losses, claims, damages, penalties, fines, attorney fees, expert fees, court costs, remediation costs, investigation costs, or other expenses resulting from or arising out of the use, storage, treatment, transportation, release, presence, generation, or disposal of Hazardous Materials on, from or about the Project, and/or subsurface or ground water, after the Commencement Date from an act or omission of Lessee (or Lessee’s successor), its agents, employees, invitees, vendors or contractors.

(e) Lessee’s Obligation to Promptly Remediate

If the presence of Hazardous Materials on the Premises after the Commencement Date results from an act or omission of Lessee (or Lessee’s successors), its agents, employees, invitees, vendors, contractors, guests, or visitors results in contamination or deterioration of the Project or any water or soil beneath the Project, Lessee shall promptly take all action necessary or appropriate to investigate and remedy that contamination, at its sole cost and expense, provided that Lessor’s consent to such action shall first be obtained, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Notification

Lessor and Lessee each agree to promptly notify the other of any communication received from any governmental entity concerning Hazardous Materials or the violation of Environmental Laws that relate to the Project.

(g) Testing.

Lessor shall have the right to conduct tests of the Premises at any time that Lessor seeks to sell or refinance the Premises, or if Lessor has reasonable grounds to believe that Hazardous Materials may exist at the Premises in violation of the terms of this Lease. Such test shall be performed in order to determine whether any contamination of the Premises or the Project has occurred as a result of Lessee’s use. Lessee shall be required to pay the reasonable cost of such tests of the Premises; provided, however, that if Lessee conducts its own tests of the Premises using third party contractors and test procedures acceptable to Lessor which tests are certified to Lessor, Lessor shall accept such tests in lieu of such tests to be paid for by Lessee. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Lease Term, Lessor shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Lessee’s use of the Premises. In connection with such testing, upon the request of Lessor, Lessee shall deliver to Lessor or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Lessee or any Lessee Parties. If contamination has occurred in violation or excess of the HazMat Requirements for which Lessee is liable under this Section 17.21, Lessee shall pay all costs to conduct such tests. If no such contamination is found, Lessor shall pay the costs of such tests. Lessee shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing in accordance with HazMat Requirements. Lessor’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Lessor may have against Lessee.

Section 17.22 Modifications Required by Lessor’s Lender

If any lender of Lessor requests a modification of this Lease that will not increase Lessee’s cost or expense or materially and adversely change Lessee’s rights and obligations hereunder, this Lease shall be so modified and Lessee shall execute whatever documents are required by such lender and deliver them to Lessor within ten (10) days after the request.

Section 17.23 Brokers

Lessor and Lessee each represents to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, except for Cornish & Carey Commercial, in the case of Lessor, and Cornish & Carey Commercial, in the case of Lessee (collectively, the “Brokers”) and that they know of no other real estate broker or agent who is entitled to a commission or finder’s fee in connection with this Lease. Each party shall indemnify, protect, defend, and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorney fees) for any leasing commission, finder’s fee, or equivalent compensation alleged to be owning on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. Lessor shall pay all brokerage commissions due to such Brokers arising out of the execution of this Lease pursuant to Lessor’s separate agreement with Cornish & Carey Commercial. The terms of this Section 17.23 shall survive the expiration or earlier termination of the Lease Term.

Section 17.24 Acknowledgment of Notices

Lessor has provided and Lessee hereby acknowledges receipt of the Notices attached as Exhibits G and H hereto, concerning the presence of certain uses and operations of neighboring parcels of land.

Section 17.25 Right of First Offer.

(a) Grant.

Subject to the terms of this Section 17.25, Lessor grants to Lessee during the Right of First Offer Term a one-time only right of first offer (“Right of First Offer”) to lease the entire (and not less than the entire) third (3rd) floor of Building 8 (the “Available Space”), to the extent it is available for lease during the Term of this Lease. For the purposes of this Section 17.25, such space shall not be deemed available for lease, and this Right of First Offer shall not apply, if the space in question is already leased to a tenant thereof who leases or re-leases such space pursuant to any then-existing or future right to extend the term of its lease or expand the size of its premises agreed upon by Lessor and such tenant. In addition, all of Lessse’s rights hereunder are subject to those rights of Protein Design Labs, Inc (“PDLI”) to enter into a lease with Lessor. If PDLI or any assignee or successor thereto execute a lease with Lessor, then all of Lessee’s rights pursuant to this Section 17.25 shall be null and void and terminated.

(b) Term.

The term of the Right of First Offer (“Right of First Offer Term”) shall commence on the Commencement Date of this Lease and shall terminate on the Expiration Date.

(c) Covenants of Lessor.

Subject to the conditions precedent established by subsection (e) below, if at any time during the Right of First Offer Term Lessor decides to offer the Available Space for lease to the general public, Lessor shall first provide Lessee with a written notice (“Offer Notice”)

detailing (i) the rent at which said Available Space is being offered, (ii) the rentable square footage and location thereof, (iii) the date the Available Space will become available, (iv) the term of such proposed lease and (v) all other terms upon which Lessor proposes to lease the Available Space.

(d) Exercise of Lessee’s Right of First Offer.

Subject to the conditions precedent established by subsection (e) below, Lessee may exercise Lessee’s Right of First Offer to lease all (but not less than all) of the Available Space described in the Offer Notice by providing Lessor with written notice (“Acceptance Notice”) thereof within five (5) business days of Lessor’s delivery to Lessee of the Offer Notice. If Lessee does not exercise its Right of First Offer within said five (5) business day period, Lessor shall be relieved of Lessor’s obligation to lease the Available Space mentioned in the Offer Notice to Lessee and the provisions of this Section 17.25 shall not apply to Lessor.

(e) Conditions to Right of First Offer.

Notwithstanding anything to the contrary in this Section 17.25, Lessor shall have no obligation to provide Lessee with an Offer Notice, and Lessee shall have no right to exercise Lessee’s Right of First Offer, if: (i) Lessee is in default either: (a) at the time Lessor seeks to lease the Available Space in question, or at the time Lessee seeks to give Lessor an Acceptance Notice, whichever is relevant, or (b) upon the date Lessee seeks to take possession of the Available Space referenced in the Offer Notice, (ii) Lessee has assigned this Lease sublet more than twenty-five percent (25%) of the rentable space located in the Premises to a party other than an Affiliate, (iii) Lessee, and/or any Affiliate, then occupies less than seventy-five percent (75%) of the Premises, (iv) Lessee has received more than three (3) notices of default from Lessor during the Term of this Lease (v) Lessor’s lender does not agree to Lessee’s expansion into the Available Space, or (vi) at the time Lessor seeks to lease the Available Space in question, or at the time Lessee seeks to give Lessor an Acceptance Notice, which ever is relevant, (A) the net worth of Lessee is less than the net worth of Lessee as of the date of this Lease, or (B) the sum of Lessee’s cash, cash equivalents and short term investments is less than six (6) times the average reported quarterly operating expenses over the four (4) most recent quarters. Lessee’s Right of First Offer shall be personal to Lessee and Lessee’s Affiliate and shall not be transferable with any assignment of this Lease or subletting of the Premises.

(f) Terms for Right of First Offer.

In the event that Lessee exercises Lessee’s Right of First Offer, Lessee’s occupancy of the Available Space taken shall be on all of the same terms and conditions described in the Offer Notice. In such event, Lessee’s Share due hereunder shall also be adjusted accordingly.

(g) Amendment to Lease.

Lessor and Lessee hereby agree to execute an amendment to this Lease (“Lease Amendment”) prior to Lessee’s occupancy of the Available Space in question. The Lease Amendment shall specify, among other things, the Rent, date of occupancy, increase in Lessee’s Share and square footage of the Available Space taken in connection with Lessee’s exercise of

Lessee’s Right of First Offer. If Lessee does not execute such a Lease Amendment within fifteen (15) business days after the date on which it provides Lessor with the Acceptance Notice, then, at Lessor’s option, Lessee’s rights hereunder shall be void and terminated.

Section 17.26 List of Exhibits

EXHIBIT A: Premises

EXHIBIT B: Work Letter Agreement

EXHIBIT C SNDA

EXHIBIT D Signage Exhibit

EXHIBIT E Intentionally Deleted

EXHIBIT F Hazardous Materials Disclosure

EXHIBIT G: Notice to Lessees

EXHIBIT H: Notice to Lessees

EXHIBIT I: Rules and Regulations

SCHEDULE 1: Site Plan

SCHEDULE 2 Removable Alterations

LESSOR AND LESSEE EACH HAS CAREFULLY READ AND HAS REVIEWED THIS LEASE AND BEEN ADVISED BY LEGAL COUNSEL OF ITS OWN CHOOSING AS TO EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOWS ITS INFORMED AND VOLUNTARY CONSENT THERETO. EACH PARTY HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS AND CONDITIONS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

Executed at Redwood City, California, as of the reference date.

(Signatures continued on next page)

LESSOR:	ADDRESS:
c/o Jay Paul Company
PACIFIC SHORES INVESTORS, LLC	350 California Street, Suite 1905
a Delaware limited liability company	San Francisco, CA 94104-1432

By:	Pacific Shores Mezzanine, LLC,
a Delaware limited liability company, its sole member

	By:	Pacific Shores Junior Mezz, LLC,
a Delaware limited liability company its sole member

		By:	Pacific Shores Junior Mezz Managers, LLC,
a Delaware limited liability company, its sole member

			By:	Pacific Shores Development, LLC,
a Delaware limited liability company, its sole member

				By:	TECHNOLOGY LAND LLC,
a California limited liability company,
Operating Member

					By:	/s/ Jay Paul
Jay Paul, Sole Managing Member

LESSEE:		ADDRESS:

THRESHOLD PHARMACEUTICALS, INC. a Delaware corporation

/s/ Janet I. Swearson
(Type or print name)
Its:	Chief Financial Officer	Threshold Pharmaceuticals, Inc.
Building 8
1300 Seaport Boulevard
Redwood City, CA 94063

EXHIBIT A

to

PACIFIC SHORES INVESTORS, LLC

LEASE

to

THRESHOLD PHARMACEUTICALS, INC.

a Delaware corporation

LESSEE

for

PREMISES

at

Pacific Shores Center

Building 8

Redwood City, California 94063

REAL PROPERTY LEGAL DESCRIPTION,

SITE PLAN AND PREMISES FLOOR PLAN

(See Building Description and Depiction of Property attached)

A-1

EXHIBIT A

LEGAL DESCRIPTION

Real property in the City of Redwood City, County of San Mateo, State of California described as follows:

Lot 8, as shown on the certain Map of Pacific Shores Center filed July 21, 2000 in Book 130 of Maps, pages 66-74, San Mateo County Records.

A-2

EXHIBIT B

to

PACIFIC SHORES INVESTORS, LLC

LEASE

to

THRESHOLD PHARMACEUTICALS, INC.,

a Delaware corporation

as

LESSEE

for

PREMISES

at

Pacific Shores Center

Building 8

Redwood City, California 94063

WORK LETTER AGREEMENT FOR LESSEE IMPROVEMENTS

AND INTERIOR SPECIFICATION STANDARDS

This Work Letter Agreement (“Work Letter”) shall set forth the terms and conditions relating to the construction of Lessee Improvements within the Premises. This Work Letter is essentially organized chronologically and is intended to address the issues of the construction of Lessee Improvements at the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of “the Lease” shall mean the relevant portions of the above referenced Lease to which this Work Letter is attached as Exhibit “B,” and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portions of Sections 1 through 5 of this Work Letter. “Lessor” herein shall have the same meaning as “Lessor” in the Lease and “Lessee” herein shall have the same meaning as “Lessee” in the Lease.

SECTION I

DELIVERY OF THE PREMISES

1.1 Delivery by Lessor. On the Lease Commencement Date, following the full execution and delivery of the Lease and this Work Letter by Lessor and Lessee, Lessor shall deliver the Premises to Lessee, and Lessee shall accept the Premises from Lessor in accordance with the terms and conditions of the Lease including, without limitation, Section 5.03, provided, that Lessee acknowledges that certain work involving the closure of a stairway between the Premises and the floor beneath the Premises will be conducted by Lessor during Lessee’s construction in the Premises.

SECTION 2

LESSEE IMPROVEMENTS

2.1 Lessee to Construct. At Lessee’s sole cost and expense, including payment to Lessor of an amount equal to one percent (1%) of all construction costs as an oversight fee, Lessee shall construct certain interior improvements in conformance with the Approved Working Drawings described below (“Lessee Improvements”) and subject to all the terms and conditions of the Lease and this Agreement. .

2.2 Lessee Improvement Allowance. None

2.3 Lessee Improvement Specifications. Lessor has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Lessee Improvements in the Premises. The Specifications are set forth on Schedule One hereto. The quality of Lessee Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that the Lessee Improvements shall comply with certain Specifications as designated by Lessor. Lessor may make changes to the Specifications from time to time which changes shall not be retroactive.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Preparation of Drawings. Lessee shall retain an architect/space planner approved by Lessor (the “Architect”) and engineering consultants approved by Lessor (the “Engineers”) to prepare all plans and engineering working drawings relating to any structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work to be conducted in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be referenced collectively as the “Construction Drawings.” All Construction Drawings shall comply with drawing format and specifications determined by Lessor, and shall be subject to Lessor’s approval, which Construction Drawings shall contain the information listed on Schedule Two attached hereto. Lessee and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Lessee and Architect shall be solely responsible for the same, and Lessor shall have no responsibility in connection therewith. Lessor’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Lessor’s review of the same, or obligate Lessor to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Lessor or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Lessee by Lessor or Lessor’s space planner, architect, engineers, and consultants, Lessor shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Lessee’s waiver and indemnity set forth in Section 7.07(a) of the Lease shall specifically apply to the Construction Drawings.

3.2 Final Working Drawings. After the Final Space Plan has been approved by Lessor, which approval shall not be unreasonably withheld, Lessee shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Lessor and Lessee, Lessee shall promptly cause the

Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings with complete specifications in a form which is complete to allow subcontractors to bid on all of the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit to Lessor for Lessor’s approval, which approval shall not be unreasonably withheld, four (4) copies signed by Lessee of such Final Working Drawings. Lessor shall advise Lessee within ten (10) business days after Lessor’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Lessee is so advised, Lessee shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Lessor in connection therewith and submit the revised Final Working Drawings to Lessor no later than ten (10) business days after Lessor delivers its advice. Lessor’s failure to advise timely shall be deemed approval.

3.3 Approved Working Drawings. The Final Working Drawings shall be approved by Lessor (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Lessee. After approval by Lessor of the Final Working Drawings, Lessee shall submit the same to the City of Redwood City for all applicable building permits. Lessee hereby agrees that neither Lessor nor Lessor’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Lessee’s responsibility; provided, however, that Lessor shall cooperate with Lessee in a timely manner in executing permit applications and performing other ministerial acts reasonably necessary to enable Lessee to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Lessor, which consent may not be unreasonably withheld, conditioned or delayed.

SECTION 4

CONSTRUCTION OF THE LESSEE IMPROVEMENTS

4.1 Lessee’s Selection of Contractors.

4.1.1 The Contractor. A general contractor shall be retained by Lessee to construct the Lessee Improvements pursuant to a written construction contract (“Construction Contract”). Such general contractor (“Contractor”) shall be selected by Lessee subject to Lessor’s consent, which consent shall not be unreasonably withheld, conditioned or delayed provided that such contractor is a California licensed contractor with a successful track record of constructing first class Lessee improvements in first class office buildings and has never been involved in a material dispute with Lessor. Notwithstanding anything herein to the contrary, Lessor hereby consents to the use of Landmark Builders as the Contractor for the Lessee Improvements.

4.1.2 Lessee’s Subcontractors. All subcontractors performing any structural, mechanical, electrical, plumbing or heating, air-conditioning or ventilation work in the Premises (collectively, the “Material Subcontractors”) must be approved in writing by Lessor, which approval shall not be unreasonably withheld, conditioned or delayed. If Lessor does not approve any of Lessee’s proposed Material Subcontractors, Lessee shall retain subcontractors (“Lessee’s Subcontractors”) of good reputation with the requisite skills, qualifications and experience in connection with the work to be performed by Lessee in the Premises. All Contractors and Subcontractors engaged by or on behalf of Lessee for the Premises shall be licensed, union-affiliated contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Lessor’s contractors and subcontractors and with other contractors and subcontractors on the job site.

4.2 Construction of Lessee Improvements by Lessee’s Subcontractors.

4.2.1 Construction Contract, Cost Budget. Within two (2) business days of its execution by Lessee and Contractor, Lessee shall deliver a copy of the Construction Contract and the budget for the construction of the Lessee Improvements and a check payable to Lessor in an amount equal to one percent (1%) the construction price for the cost of construction of the Lessee Improvements.

4.2.2 Lessee’s Subcontractors.

4.2.2.1 Lessor’s General Conditions for Lessee’s Subcontractors and Lessee Improvement Work. Lessee’s and Lessee’s Agent’s construction of the Lessee Improvements shall comply with the following: (i) the Lessee Improvements shall be constructed in accordance with the Approved Working Drawings; and (ii) Lessee shall abide by and cause all of Lessee’s Subcontractors to abide by all rules made by Lessor’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other Lessees, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Lessee Improvements. Lessee shall reimburse Lessor within ten (10) business days after demand, for all costs of repair and cleanup incurred by Lessor for damage to the Premises, Building 8 or Project caused by Lessee or Lessee’s Subcontractors or debris, litter or other materials or matter left within the premises at any time.

4.2.2.2 Indemnity. Lessee’s indemnity of Lessor as set forth in Section 7.07(a) of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Lessee or Lessee’s Subcontractors, or anyone directly or indirectly employed by any of them, or in connection with Lessee’s non-payment of any amount arising out of the Lessee Improvements and/or Lessee’s disapproval of all or any portion of any request for payment. Such indemnity by Lessee, as set forth in Section 7.07(a) of the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Lessor’s performance of any ministerial acts reasonably necessary (i) to permit Lessee to complete the Lessee Improvements, and (ii) to enable Lessee to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.3 Requirements of Lessee’s Subcontractors. Each of Lessee’s Subcontractors shall guarantee to Lessee and for the benefit of Lessor that the portion of the Lessee Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Lessee’s Subcontractors shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Lessee Improvements, and/or Building 8 and/or Common Areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Lessee Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Lessor and Lessee, as their respective interests may appear, and can be directly enforced by either. Lessee covenants to give to Lessor any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. Lessee’s Contractor shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Lessee as set forth in Section 7.04 of the Lease.

4.2.2.4.2 Special Coverages. Lessee shall carry “Builder’s All Risk” insurance in an amount approved by Lessor covering the construction of the Lessee Improvements, and such other insurance as Lessor may require, it being understood and agreed that the Lessee Improvements shall be insured by Lessee pursuant to Section 7.02 of the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Lessor including, but not limited to, the requirement that all of Lessee’s Subcontractors shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Lessee as set forth in Section 7.05 of the Lease.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Lessor before the commencement of construction of the Lessee Improvements and before the Contractor’s equipment is moved onto the Project. All such policies of insurance must contain a provision that the company writing said policy will give Lessor thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Lessee Improvements are damaged by any cause during the course of the construction thereof, Lessee shall immediately repair the same at Lessee’s sole cost and expense. Lessee’s Subcontractors shall maintain all of the foregoing insurance coverage in force until the Lessee Improvements are fully completed and accepted by Lessor, except for any Products and Completed Operation Coverage insurance required by Lessor, which is to be maintained for ten (10) years following completion of the work and acceptance by Lessor and Lessee. All policies carried under this Section 4.2.2.4 shall insure Lessor and Lessee, as their interests may appear, as well as Contractor and Lessee’s Subcontractors. All insurance, except Workers’ Compensation, maintained by Lessee’s Subcontractors shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Lessor and that any other insurance maintained by Lessor is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Lessor by Lessee under Section 4.2.2.2 of this Work Letter.

4.2.3 Governmental Compliance. The Lessee Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Lessor. Lessor shall have the right to inspect the Lessee Improvements at all reasonable times, provided however, that Lessor’s failure to inspect the Lessee Improvements shall in no event constitute a waiver of any of Lessor’s rights hereunder nor shall Lessor’s inspection of the Lessee Improvements constitute Lessor’s approval of the same. Should Lessor disapprove any portion of the Lessee Improvements, Lessor shall notify Lessee in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Lessor of, the Lessee Improvements shall be rectified by Lessee at no expense to Lessor, provided however, that in the event Lessor determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Lessee Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air-conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other Lessee’s use of such other Lessee’s leased premises, Lessor may take such action as Lessor deems necessary, at Lessee’s expense and without incurring any liability on Lessor’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Lessee Improvements until such time as the defect, deviation and/or matter is corrected to Lessor’s satisfaction.

4.2.5 Meetings. Commencing upon the execution of this Lease, Lessee shall hold periodic meetings at a reasonable time with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Lessee Improvements. Lessee shall provide Lessor with reasonable advance written notice of all such meetings to enable Lessor’s representative to attend and participate.

4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Lessee Improvements, Lessee shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Mateo in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Lessor upon such recordation. If Lessee fails to do so, Lessor may execute and file the same on behalf of Lessee as Lessee’s agent for such purpose, at Lessee’s sole cost and expense. At the conclusion of construction, (i) Lessee shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of mylar “as-built” drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Lessor two (2) sets of copies of such record set of drawings within sixty (60) days following issuance of a certificate of occupancy for the Premises, and (ii) Lessee shall deliver to Lessor a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 5

MISCELLANEOUS

5.1 Lessee’s Representative. Lessee has designated Gil DeVincenzi as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Lessee as required in this Work Letter.

5.2 Lessor’s Representative. Lessor has designated Janette Sammartino as its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Lessee, shall have full authority and responsibility to act on behalf of the Lessor as required in this Work Letter.

5.3 Time of the Essence in This Lessee Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Lessor, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Lessor.

5.4 Lessee’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if any material default as described in Section 12.01 of Lease or failure by Lessee to timely observe or perform an obligation under this Work Letter has occurred at any time on or before the substantial completion of the Premises, then (i) in addition to all other rights and remedies granted to Lessor pursuant to the Lease, Lessor shall have the right to cause Contractor to cease the construction of the Lessee Improvements (in which case, Lessee shall be responsible for any further delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Lessor under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Lessee shall be responsible for any delay in the substantial completion of the Lessee Improvements caused by such inaction by Lessor), and (iii) the date on which payment of Base Rent is to commence under the Lease shall not be affected.

5.5 Lessee’s Subcontractors. All subcontractors, laborers, materialmen, and suppliers retained directly by Lessee shall conduct their activities in and around the Premises, Building 8 and the Project in a harmonious relationship with all other subcontractors, laborers, materialmen and suppliers at the Premises, Building 8 and Project.

5.6 Change Orders. No material changes, modifications or alterations in the Approved Working Drawings in the Lessee Improvement work pursuant thereto (collectively referred to as “Change Orders”) shall be made by Lessee without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed. Lessor will respond to Lessee’s submission of all requests for Change Orders for Lessor approval within three (3) business days from Lessor’s actual receipt. All requests for Change Orders shall be made in writing. Once approved in writing, such Change Orders shall become a part of the Approved Working Drawings. Without limiting the foregoing, a Change Order shall be automatically deemed “material” if such Change Order exceeds Ten Thousand Dollars ($10,000) in cost or if it could affect any of the Building 8 systems or structure.

5.7 Assumption of the Risk. Lessee accepts, assumes and shall be solely responsible for all risks for the construction and installation of the Lessee Improvements other than for risks resulting from the gross negligence or willful misconduct of Lessor or Lessor’s employees, agents, contractors or subcontractors.

5.8 No Partnership. Nothing in this Agreement shall cause Lessor and Lessee to be partners or joint venturers.

5.9 Hazardous Materials. If the construction of the Lessee Improvements or Lessee’s move into the Premises will involve the use of Hazardous Materials, Lessee shall comply with Lessor’s rules and regulations concerning such Hazardous Materials.

5.10 Schedules. Attached hereto and incorporated herein by reference are the following schedules:

Schedule One to Exhibit “C” - B Abbreviated Specifications

Schedule Two to Exhibit “C” - B Construction Drawing Requirements

SCHEDULE ONE

TO

EXHIBIT B

TO

PACIFIC SHORES INVESTORS, LLC

LEASE

TO

THRESHOLD PHARMACEUTCALS, INC.

a Delaware corporation

as

LESSEE

for

PREMISES

at

Pacific Shores Center

Fourth and Fifth Floor, Building 8

1300 Seaport Boulevard

Redwood City, California 94063

INTERIOR SPECIFICATION STANDARDS

ABBREVIATED BUILDING STANDARDS

For Pacific Shores

Note: The Lessee Improvements shall be Class “A” and, their quality must be at a minimum, per the following standards:

GENERAL OFFICE

CUSTOM CABINETRY

SCOPE: All materials and labor for the construction and installation of Cabinetry and all related accessories per WIC Standards.

A.	Trade Standards: Woodworking Institute of California (WIC) latest edition Section 15 and 16 for plastic laminated casework and plastic laminated countertops. Color of plastic laminate to be selected by Architect.

B.	All cabinetry to be constructed to “Custom-Grade” Specifications. Cabinetry to be flush overlay construction.

C.	Plastic Laminate: High Pressure thermoset laminated plastic surfacing material to equal or surpass NEMA LD3, Nevamar, WilsonArt or approved equal.

1.	Countertops, shelf-tops, splashes, and edges: Grade GP 50, 0.050 inches thick.

2.	All other exposed vertical surfaces: Grade GP 28, 0.028 inches thick.

3.	Semi-exposed backing sheet: Grade CL 20, 0.020 inches thick.

4.	Concealed backing sheet: Grade BK 20, 0.020 inches thick.

D.	Adhesives: Bond surfaces to Type 11 as recommend by Plastic Laminate Manufacturer.

E.	Hinges: Heavy-duty concealed self-closing hinges. Amount of hinges per Door per WIC. Stanley or approved equal.

F.	Door and Drawer Pulls: Wire-pull with 4-inch centers; Dull Chrome finish; Stanley 4483 or approved equal.

G.	Drawer slides: Heavy-duty grade with ball-bearings. Stanley, Klein, or approved equal.

H.	Door Catches: Heavy-duty commercial friction type.

1.	Recessed Adjustable Shelf Standards: Aluminum or zinc-plated recessed type; Knape & Vogt with clips or approved equal.

I.	Base and Wall Cabinets including doors: 3/4-inch thick medium density particleboard:

1.	Conceal all fastenings.

2.	Provide clear spaces as required for mechanical and electrical fittings.

3.	Plastic laminate and self-edge all shelves.

4.	Provide 3/4-inch thick doors and drawer faces.

5.	Unless indicated otherwise, all shelving to be adjustable.

6.	Provide back and ends on all cabinets.

7.	All exposed cabinet faces to be plastic-laminated.

J.	Countertops and Shelving: 3/4-inch thick medium density particleboard. Backsplash to be 3/4 inches thick, glued and screwed into top with scribed edges. Joints in countertop to be not closer than 24 inches from sinks. Joints shall be shop fitted, splined, glued and mechanically fastened.

K.	Installation of Cabinetry shall be per WIC instructions, Custom Grade.

WOOD DOORS

SCOPE: All materials and labor necessary for the installation of Wood Doors, required accessories and preparations for hardware.

A.	Non-rated Wood Doors: 1-3/4 inch thick, flush, solid core, plain sliced Birch veneer with Birch edge. Cores may be either of the following: Glued block Hardwood Core per NWMA or Particleboard Core per NWMA. Manufacturer: Algoma, Weyerhaeuser, or approved equal.

B.	Fire-rated Wood Doors: 1-3/4 inch thick, flush, solid core, plain sliced Birch face veneer with Birch Edge with mineral core per rating. Manufacturer: Algoma, Weyerhaeuser, or approved equal. Doors shall have a permanent UL label.

C.	Vision Panels (where applies): Fire rated vision panel where required. Set in square metal stop to match metal doorstops as provided by doorframe manufacturer.

D.	Doors shall be 8’- 0” x 3’-0” leafs typical.

ALUMINUM DOOR AND WINDOW FRAMES

SCOPE: All materials and labor necessary for the installation of Aluminum Door Frames.

A.	Frame Manufacturers: Raco, or Ragland Manufacturing Company, Inc.

B.	Door Frames: Non-rated and 20-minute label, Raco “Trimstyle” frame with Trim 700 (3/8 inch by 1 1/2 inch) with no exposed fasteners.

C.	Finish, Door and Window Frame Extrusions, Wall Trim:

1.	Painted and oven-cured with “Duralaq” finish.

2.	Color: Clear.

3.	Finish shall meet or exceed requirements of AAMA Specifications 603.

4.	Coat inside of frame profile with bituminous coating to a thickness of 1/16 inch where in contact with dissimilar materials.

DOOR HARDWARE

SCOPE: All materials and labor for the installation of all Door Hardware, locksets, closers, hinges,

miscellaneous door hardware.

A.	Swinging Door Lockset and Cylinder: Schlage “L” series with lever handle with 6 pin cylinder.

B.	Keyway: Furnish blank keyways to match existing master-key system. Match existing keyways.

C.	Finishes: Satin Chrome, 626 finish. Paint closers to match.

D.	Kickplates: 16 gauge stainless steel; 10 inches high: width to equal door width less 2 inches.

HARDWARE SCHEDULE

Hardware Group A (Typical, rated, single door)

1	Lockset	Schlage	L9050PD
1 1/2 pair	Butt Hinges	Hager	BB1279
1	Closer	Norton	700 Series
1	Stop	Quality	(332 @ carpet)
1	Smoke Seal	Pemko

Hardware Group B (Typical, rated, closet/service door)
1	Lockset	Schlage	L9080PD
1 1/2 pair	Butt Hinges	Hager	BB1279
1	Closer	Norton	700 Series w/ hold-open
1	Stop	Quality	(332 @ carpet)
1	Smoke Seal	Pemko

Hardware Group C (Typical, non-rated door)
1	Lockset	Schlage	L9050PD
1 1/2 pair	Butt Hinges	Hager	BB1279
1	Stop	Quality	(332 @ carpet)

Hardware Group D (Typical, non-rated, closet/service door)
1	Lockset	Schlage	L9080PD
1 1/2 pair	Butt Hinges	Hager	BB1279
1	Stop	Quality	(332 @ carpet)

Hardware Group E (Card-access door)
1	Electric Lockset	Schlage	L9080PDGU
1 1/2 pair (2 pr @ 8’ door)	Butt Hinges	Hager	BB1279 - NRP
1	Electric Butt	Hager
1	Closer	Norton	700 Series w/ hold-open
1	Stop	Quality	(332 @ carpet)

Hardware Group F (Typical, double door)
1	Electric Lockset	Schlage	L9050PD
3 pair	Butt Hinges	Hager	BB1270
1	Auto Flush Bolt	Glyn Johnson	FB-8
1	Dustproof Strike	Glyn Johnson	DP2
2	Closer	Norton	7700 Series
2	Stop	Quality	(332 @ carpet)
1	Astragal	Pemko
1	Coordinator	Glyn Johnson
1	Smoke Seal	Pemko

GLAZING

SCOPE: All materials and labor for the installation of Glass.

A.	Manufacturers: PPG Industries, or Viracon, Inc. See glazing schedule below.

B.	Shop prepares all glazing. Edges to have no chips or fissures.

C.	Glazing Materials:

1.	Safety Glass: ASTM C1048, fully tempered with horizontal tempering, Condition A uncoated, Type 1 transparent flat, Class 1 clear, Quality q3 glazing select, conforming to ANSI Z97.1.

2.	Mirror Glass: Clear float type with copper and silver coating, organic overcoating, square polished edges, 1/4-inch thick.

3.	Wire Glass: Clear, polished both sides, square wire mesh of woven stainless steel wire 1/2 inch x 1/2 inch grid; 1/4 inch thick.

4.	Tempered Glass: 1/4 inch thick, no tong marks. UL rated for 1 -hour rating.

5.	Spacers: Neoprene.

6.	Tape to be poly-iso-butylene.

D.	Schedule:

1.	Type A: 1/4-inch thick mirror, annealed, heat strengthened, or full tempered as required.

2.	Type B: 1/4 inch thick clear float glass, annealed, heat strengthened, or full tempered as required.

3.	Type C: 1/4-inch thick wire glass plate, square pattern “Baroque.”

LIGHT GAUGE METAL FRAMING

SCOPE: All materials and labor necessary for the installation of metal framing and related accessories.

A.	Structural Studs: 14 gauge punched channel studs with knurled screw-type flanges, prime-coated steel. Manufacturer: United States Gypsum SJ or approved equal. Submit cut-sheet of material.

B.	Partition Studs: 20 gauge studs with key-hole shaped punch-outs at 24 inches on center. Manufacturer: United States Gypsum ST or approved equal.

C.	Fasteners for Structural Studs: Metal screws as recommended by metal system manufacturer. Weld at all structural connection points.

D.	Reinforce framed door and window openings with double studs at each jamb (flange-to-flange and weld) and fasten to runners with screws and weld. Reinforce head with 14 gauge double stud same width as wall. Screw and weld.

E.	Provide all accessories as required to fasten metal-framing per manufacturers recommendations.

F.	Provide and install flat-strapping at all structural walls (walls with concrete footings beneath the walls). Minimum bracing shall be 25 % of structural walls shall be braced with flat-strapping per Manufacturers recommendations. Weld at all strap ends and at all intermediate studs.

G.	Provide foundation clips at 4’-0” on center at structural walls. Anchor with 1/2 inch diameter by 10 inch long anchor bolts.

H.	Non-structural interior partitions shall be anchored with power-driven fasteners at 4’-0” on center at the concrete slab.

ACOUSTIC CEILING SYSTEM

SCOPE: All materials and labor for the installation of the Acoustic Ceiling System including T-Bar system, Acoustic Ceiling Panels, Suspension wiring and fastening devices and Glued-down Ceiling Panels.

A.	Manufacturer: Armstrong, or approved equal. Exposed T-bar system; factory painted; steel construction; rated for intermediate duty.

D.	Acoustical Tile: “Second Look”, conforming to the following:

1.	Size: 24 x 48 inches.

2.	Thickness: 3/4 inches.

3.	Composition: Mineral.

4.	NRC Range: .55 to .60.

5.	STC Range: 35 to 39.

6.	Flame Spread: ASTME84,0-25. UL Label, 25 or under.

7.	Edge: Tegular, Lay-in.

8.	Surface Color: White.

9.	Surface Finish: Factory-applied washable vinyl latex paint.

G.	Installation to be per ASTM C636 structural testing. Lateral support for each 96 square feet of ceiling flared at 45 degrees in 4 directions.

H.	Provide clips for panel uplift restraints at all panels, 2 per panel.

GYPSUM WALLBOARD

SCOPE: Provide all materials and labor for the installation of Gypsum Wallboard including all accessories and finishes.

A.	Standard Gypsum Wallboard: ASTM C36;. Ends square cut, tapered edges.

B.	Fire Resistant Gypsum Wallboard: ASTM C36, 5/8 inches thick Type X. Ends square cut, tapered edges. See Drawings for locations.

C.	Moisture-resistant gypsum wallboard: ASTM C630-90.

D.	Joint-reinforcing Tape and Joint Compound: ASTM C475, as manufactured by or recommended by wallboard manufacturer. Minimum 3 coat application for a smooth finish.

E.	Corner Bead: Provide at all exposed outside corners;

F.	L-shaped edge trim: Provide at all exposed intersections with different materials.

G.	All work shall be done in accordance with the USG recommended method of installation.

1.	Finish: smooth.

PAINTING

A.	Paint Manufacturers: ICI, Dunn-Edwards Corporation, Kelly Moore.

B.	Paint colors shall be selected by the Architect.

C.	Painting Schedule: Provide for 4 different color applications

1.	P-1: “Field”. Color to be selected.

2.	P-2: “Accent”. Color to be selected.

3.	P-3: “Accent”. Color to be selected.

4.	P-4: “Accent”. Color to be selected.

D.	Interior Gypsum Wallboard:

1.	Primer: Vinyl Wall Primer/Sealer.

2.	1 stand 2nd Coat: Eggshell Acrylic Latex.

E.	Metal Framing:

1.	Primer: Red Oxide, shop-primed (for non-galvanized) if exposed.

F.	Wood Work, Wood Doors:

1.	Two coats of transparent finish. Sand lightly between coats with steel wool.

INSULATION

A.	R-15 in exterior walls.

B.	R-25 on Roof.

C.	Sound batts in conference, restroom and lobby walls.

ROOF EQUIPMENT

A.	Stainless steel mechanical platform and associated access stairs and guard rail system.

B.	EIFS roof screen to match detail of exterior GFRC Panel.

FULL HEIGHT GLAZED PARTITION

A.	1/4” glazed partition, in building standard aluminum frame.

FINISHES

A.	Vinyl Composite Tile: Armstrong stonetex, 12” x 12”.

B.	Resilient Base: Burke rubber wall base, 4” top set or cove, as appropriate for VCT or carpet.

C.	Window Coverings: Miniblinds, Levelor, color: TBD.

D.	Carpet:

Option 1:	Designweave, Windswept Classic 30 oz. (Direct glue installation) or equal.

Option 2: (cut pile) Upgrade	Designweave, Tempest Classic 32 oz. (Direct glue installation) or equal.

Option 3: (cut pile) Upgrade	Designweave, Sabre Classic, 38 oz. (Direct glue installation) or equal.

KITCHEN FIXTURES

A.	Sink: Ekkay stainless steel, GECR-2521-L&R, 20 gauge, 25”w x 21 1/4” D x 5 3/8” D, ADA compliant.

B.	Kitchen Faucet: American Standard, Silhouette Single control, #4205 series, spout 9 3/4”.

KITCHEN APPLIANCES

A.	Dishwasher:

Option 1:	GE GSD463DZWW, 24’W x 24 3/4” D x 34-35” H, 9 gallons/wash.

Option 2:	Bosch, SHU5300 series, 5.4 gallons/wash-with water heater.

B.	Refrigerator:

Full Size:	GE, “S” series top-mount, TBX16SYZ, 16.4 cubic feet, recessed, recessed handles, 28” W x 29 1/8” D x 66 3/4” H, white, optional factory installed ice-maker.

Under-counter:

Option 1:	U-Line, #29R, 3.5 cubic feet, white.

Option 2:	U-Line, Combo 29FF, Frost Free with factory installed icemaker, 2.1 cubic feet, white.

C. Microwave:	GE, Spacemaker II JEM25WY, Midsize, 9 cubic feet, 800 watts, 23 13/16” W x 11 13/16”D x 12 5/16” H.

	Option 1:	Under counter Mounting Kit, #4AD19-4.

	Option 2:	Accessory Trim Kit # JXB37WN, 26 1/8” W X 18 1/4” H (built-in application).

D.	Garbage Disposal: ISE #77, 3/4” horsepower.

E.	Water Heater: To be selected by DES.

PUBLIC SPACES

FRONT BUILDING LOBBY

Walk Off Matts:	Design Materials, Sisel, Calcetta #68. Natural, 100% coir.

Floor Tile:	3/8” x 18” x 18” Stone or Marble set in mortar bed in recessed slab as approved by Owner.

Transition Strips:	5/16” x 1 1/2” x random length strips, cherry wood flooring.

Corridor Carpeting:	Carpet over pad, Atlas, New Vista or as approved by Owner.

Lobby Ceiling:	Suspended gypsum board ceiling, Painted.

Building Lobby: Pendant Fixture	Akarl shades hanging #J1-9 3/4” x 5’-2” or equal as approved by owner.

Stairs & Mezzanine Railing:	P & P Railing, Modesto with custom cherry guard rail Rep: Oliver Capp (805) 241-8810. Hand and guard railing P & P Railings, Modesto stainless steel railing with horizontal spirals and custom cherry guard rail cap by others, fittings dark gray metallic or equal as approved by Owner.

BACK BUILDING LOBBY & EMERGENCY STAIRS

Walk Off Matts:	Design Materials, Sisal, Calcutta #68, Natural, 100% coir.

Treads & Landings:	Carpet covered concrete, as approved by Owner.

Stringers, Risers & Handrails	Painted steel stringer, eggshell finish enamel.

Ceiling:	Suspended gypsum board ceiling.

ELEVATORS

Cars:	(1) 3800 lb, (1) 3500 lb 150 ft/min by Otis.

Elevator Doors:	Stainless Steel.

Elevator Interior Paneling:	Cherry veneer with stainless steel reveals and railing.

Elevator Floor:	Slate 3/8” x 18” x 18” tile as approved by Owner.

RESTROOMS

Counter tops:	Stone/marble or equal as approved by Owner.

Walls at Lavatories:	Eggshell finish, latex paint, Benjamin Moore.

Floor at Toilets:	2” x 2” matte porcelain ceramic floor tiles, thin set, Dal-tile.

Walls at Toilets:	2” x 2” matte porcelain ceramic floor tiles, thin set, Dal-tile.

Ceiling:	Suspended gypsum board ceiling.

Toilet compartments:

A.	Manufactured floor-anchored metal toilet compartments and wall-hung urinal screens.

B.	Approved Manufacturer, Global Steel Products Corp, or approved equal.

C.	Toilet Partitions: Stainless Steel finish.

D.	Hardware: Hinges: Manufacturer’s standard self-closing type that can be adjusted to hold door open at any angle up to 90 degrees. Latch and Keeper: Surface-mounted latch unit, designed for emergency access, with combination rubber-faced door strike and keeper. Coat Hook: Combination hook and rubber-tipped bumper. Door Pull: Manufacturer’s standard.

Ceramic Tile

A.	Manufacturer: Dal-Tile or approved equal.

B.	Size: 4 1/4” x 4 1/4” for walls, 8 x 8 for floors, 3/4” liner strip as accent.

C.	Glaze: Satin glaze for walls, unglazed tile for floors.

D.	Color: As selected by Architect.

E.	Accessories: Base, corners, coved cap and glazed to match.

F.	Wall and floor installation: per applicable TCA.

G.	Waterproof Membrane: Chloraloy or approved equal.

H.	Tile Backer Board: 1/2 inch thick wonderboard.

I.	Grout: Commercial Portland Cement Grout; Custom Building Products or approved equal.

J.	Mortar: Latex-Portland cement mortar; Custom Building Products or approved equal.

RESTROOM:

Toilet:	Kohler/American Standard, commercial quality.

Urinal:	Kohler/American Standard, commercial quality.

Lavatory:	Kohler/American Standard, undercounter.

Lavatory Faucet:	Kroin handicap lavatory faucet #HV1LH, polished chrome.

Soap Dispenser Counter:	Bobrick, 8226, Lavatory mounted for soaps, 34 fl oz.

Toilet accessories:

A.	Manufacturer: Bobrick Washroom Equipment, or approved equal.

B.	Schedule: Model numbers used in this schedule are Bobrick (134) unless otherwise noted.

C.	Combination Paper Towel Dispenser/Waste Receptacle: Recessed, Model B-3944, one per restroom #7151 and 7152, and two per restroom #7050 and 7061.

D.	Feminine Napkin Vendor: Recessed, combination napkin/tampon vendor, Model B-3500, with 25 cent operation, one per each women’s toilet room.

E.	Soap Dispenser: Lavatory mounted dispenser, Model B-822, one per each lavatory.

F.	Toilet Paper Dispenser: Surface-mounted, Model JRT, JR Escort, “In-Sight” by Scott Paper Company, one per stall.

G.	Toilet Seat Cover Dispenser: Recessed, wall-mounted, Model B-301, one per stall.

H.	Sanitary Napkin Disposal: Recessed, wall-mounted, Model B-353, one per each women’s handicapped and odd stall.

I.	Sanitary Napkin Disposal: Partition-mounted, Model B-354 (serves two stalls).

J.	Grab Bars: Horizontal 36”, B6206-36: 42”, B62-6-42: one per each handicapped stall.

K.	Mop/Broom Holders: B223-24 (one per janitor closet).

L.	Paper Towel Dispensers: Recessed mounted, Model B-359, one at side wall adjacent to sink.

LESSEE CORRIDORS

Walls:	Eggshell finish, latex paint, Benjamin Moore.

Floors:	Level loop carpet over pad with 4” resilient base as approved by Owner.

Ceiling:	24” x 24” x 3/4” thick fine fissured type mineral fiber, Armstrong Cirus acoustical tile (beveled regular edge) in a 24” x 24” Donn Fineline suspended grid, white finish.

Water Fountain:	Haws Model #1114 Stainless Steel #4.

Cross Corridor Smoke Detector:	3’-6” x full height, 20 minute rated, pocket assembly, on magnetic hold opens.

Corridor Wall Sconce	Carpyen “Berta” 35cm x 33 cm, engraved curved opaque glass, 2 x 7-9W, #G-23.or equal as approved by owner.

ELECTRICAL

A.	50 foot candles at working surface.

B.	3 Bulb 2x4 parbolic fixtures.

C.	1/2 20 Amp circuit for each hard wall office.

D.	Electrical Devices: Recessed wall mounted devices with plastic cover plate. Color: white, multi-gang plate 80400 Series duplex wall outlets.

E.	Telephone/Data Outlets: Recessed wall mounted, Standard 2x4 wall box with 3/4” EMT conduit from box to sub out above ceiling walls pull string, cabling, terminations and cover-plates, color: white, provided by Lessee’s vendor. Lessee shall furnish telephone backboard.

F.	Light Switches: Dual level rocker type, mounted at standard locations, with plastic cover plate, 5325-W cover plate single switch B0401-W, double switch B0409-W. Decors by Leviton, colors: white, and will comply with Title 24 Energy Codes. Decors by Leviton.

MECHANICAL

A.	VAV Reheat system – design/build. Each floor to have a minimum of thirty zones. Provide reheat boxes on all zones on top floor and at all exterior zones on lower floor. System shall meet T-24 for ventilation. Design shall be for 73 deg. Ambient interior temperature and 2 1/2 watts per sq. ft. min.

FIRE SPRINKLER SYSTEM

As required by NFPA & factory mutual standard hazard, seismically braced.

END

SCHEDULE TWO

TO

EXHIBIT B

TO

PACIFIC SHORES INVESTORS, LLC

LEASE

TO

THRESHOLD PHARMACEUTICALS, INC.

a Delaware corporation

as

LESSEE

for

PREMISES

at

Pacific Shores Center

Fourth and Fifth Floor, Building 8

1300 Seaport Boulevard

Redwood City, California 94063

CONSTRUCTION DRAWINGS REQUIREMENTS

I.	Floor Plans Showing:

1.	Location and type of all partitions.

2.	Location and type of all doors. Indicate hardware and provide keying schedule.

3.	Location and type of glass partitions, windows, and doors. Indicate framing and reference full-height partitions.

4.	Locations of telephone equipment room.

5.	Critical dimensions necessary for construction, with indication of required clearances.

6.	Location and types of all electrical items: outlets, switches, telephone outlets and lighting.

7.	Location and type of equipment that will require special electrical requirements. Provide manufacturers’ specifications for use and operation, including heat output.

8.	Location, weight per square foot, and description of any heavy equipment or filing system.

9.	Requirements for special air-conditioning or ventilation.

10.	Location and type of plumbing.

11.	Location and type of kitchen equipment.

12.	Location, type and color of floor covering, wall covering, paint and finishes.

II.	Details Showing

1.	All millwork with verified dimensions of all equipment to be built in.

2.	Corridor entrance.

3.	Bracing or support of special walls, glass partitions, etc., if desired. If not included with the plans, Lessee’s engineer will design all support or bracing required at Lessee’s expense.

III.	Additional Information

1.	Provide Lessor with Title 24 energy calculations.

EXHIBIT C

to

PACIFIC SHORES INVESTORS, LLC

LEASE

to

THRESHOLD PHARMACEUTICALS, INC.,

a Delaware corporation

as

LESSEE

for

PREMISES

at

Pacific Shores Center

Building 8

Redwood City, California 94063

SNDA

SUBORDINATION, NONDISTURBANCE

AND ATTORNMENT AGREEMENT

NOTICE:	THIS SUBORDINATION AGREEMENT RESULTS IN YOUR LEASE BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF THE DEED OF TRUST (DEFINED BELOW).

THIS AGREEMENT is dated the      day of                     , 200  , and is made between COLUMN FINANCIAL, INC. (“Mortgagee”), and                     .(“Tenant”).

RECITALS

L.	Tenant has entered into a certain lease (“Lease”), the Lessor’s interest under which is held by , as successor-in-interest to Pacific Shores Development, LLC, as lessor (“Landlord”), covering the 4th Floor and 5th Floor premises (“demised premises”) at 1300 Seaport Boulevard, Redwood City, California (the “Building) more particularly described in Exhibit A hereto; and

M.	Mortgagee has made or agreed to make a loan to Landlord secured by a deed of trust (the “Deed of Trust”) encumbering the real property of which the demised premises form a part, and the parties desire to set forth their agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the sum of ONE DOLLAR ($1.00) by each party in hand paid to the other, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Said Lease is and shall be subject and subordinate to the Deed of Trust insofar as it affects the real property of which the demised premises form a part, and to all of Mortgagee’s rights thereunder, including all renewals, modifications, consolidations, replacement and extensions of the Deed of Trust, to the full extent of amounts secured thereby and interest thereon.

2. Tenant agrees that it will attorn to and recognize any purchaser at a foreclosure sale under the Deed of Trust, any transferee who acquires the demised premises by deed in lieu of foreclosure, and the successors and assigns of such purchasers, as its Landlord for the unexpired balance (and any extensions, if exercised) of the term of said Lease upon the same terms and conditions set forth in said Lease.

3. Mortgagee or any purchaser at foreclosure, sale or any transferee who acquires the demised premises by foreclosure or deed in lieu of foreclosure (the applicable party taking title is referred to as the “New Owner”) shall not terminate said Lease, disturb Tenant’s possession of the demised premises or join Tenant in summary or foreclosure proceedings so long as Tenant is not in default (beyond applicable cure periods) under any of the terms, covenants, or conditions of the Lease; provided, however that nothing contained herein shall prevent Mortgagee from naming Tenant in any foreclosure or other action or proceeding initiated in order for Mortgagee to avail itself of and complete any such foreclosure or other remedy, but not for the purpose of terminating the Lease. After acquisition of title by a New Owner, the Lease shall be a direct lease between Tenant and the New Owner. Tenant shall be obligated to perform for the New Owner under the Lease and the New Owner shall assume the obligations of the Landlord under the Lease in accordance with its terms, including without limitation any extension thereof pursuant to the term of the Lease, subject to Section 4 below.

4. If any New Owner succeeds to the interest of Landlord under the Lease, the New Owner shall not be:

N.	liable for any act or omission of any prior Landlord (including Landlord); provided, that nothing herein shall release the Landlord under the lease from the obligation to perform maintenance or repair obligations; or

O.	liable for the return of any security deposit not actually received by Mortgagee or the New Owner; or

P.	subject to any offsets or claims which Tenant might have against any prior Landlord (including Landlord); or

Q.	bound by any rent or additional rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or

R.	bound by any amendment or modification of the Lease (including an agreement to terminate the Lease, other than as expressly contained in the Lease) made without its consent.

5. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.

6. Tenant agrees to give Mortgagee notice of any default by Landlord under the Lease. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in the Lease, then Mortgagee shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of legal proceedings, if necessary to effect such cure) in which event the Lease shall not be terminated while such remedies are being so diligently pursued. Tenant shall accept performance by Mortgagee of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord.

7. In the event Mortgagee succeeds to the interest of Landlord in the Building, Tenant’s rights against Mortgagee, as Landlord, shall be limited to Mortgagee’s interest in the Building and Tenant shall have no recourse with regard to any other assets of Mortgagee.

8. Any notices which a party may be obligated or elect to give hereunder shall be sufficient if sent by certified mail, return receipt requested, postage prepaid or by Federal Express or other established overnight courier addressed as follows:

If to Mortgagee:	Column Financial, Inc. 11 Madison Avenue New York, New York 10010 Attention: Todd Hirsch Facsimile: (212) 325-8160

with a copy to:

Column Financial, Inc.

11 Madison Avenue

New York, New York 10010

Legal and Compliance Department

Attention: Tessa Peters, Esq.

Facsimile: (917) 326-7980

Brown Raysman Millstein Felder & Steiner LLP

900 Third Avenue

New York, New York 10022

Attention: Lisa Holstein, Esq.

Facsimile: (212) 895-2900

If to Tenant:

Any such notice shall be deemed delivered on the earlier to occur of (a) receipt or (b) the date of delivery, refusal or non-delivery indicated on the return receipt if sent by certified mail.

9. In the event of the bringing of any action or suit by any part or parties hereto against another party or parties hereunder alleging a breach of any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party or parties shall recover all reasonable costs and expenses of suit, including without limitation, reasonable attorneys’ fees, consultants fees and fees of expert witnesses.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11. This Agreement may be executed in one or more counterparts, each of which shall be deemed original, and all of which together shall constitute one and the same instrument.

12. Neither Mortgagee nor its designee or nominee shall become liable under the Lease unless and until Mortgagee or its designee or nominee becomes, and then only with respect to periods in which Mortgagee or its designee or nominee remains, the owner of the Property.

13. Tenant acknowledges that Landlord has assigned to Mortgagee its right, title and interest in the Lease and to the rents, issues and profits of the Building and the Building pursuant to the Deed of Trust, and that Landlord has been granted the license to collect such rents provided no Event of Default has occurred under, and as defined in, the Deed of Trust. Tenant agrees to pay all rents and other amounts due under the Lease directly to Mortgagee upon receipt of written demand by Mortgagee following and in event of default, and Landlord hereby consents thereto. The assignment of the Lease to Mortgagee, or the collection of rents by Mortgagee pursuant to such assignment, shall not obligate Mortgagee to perform Landlord’s obligations under the Lease.

14. [Remainder of page intentionally left blank]

15. IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

By:
Name:
Title:

COLUMN FINANCIAL, INC., a California corporation

By:
Name:
Title:

By:
Name:
Title:

The undersigned Landlord hereby consents to the foregoing Subordination, Non-Disturbance and Attornment Agreement and confirms the facts stated in the foregoing Subordination, Non-Disturbance and Attornment Agreement.

,
a California limited liability company

By:
Name:
Title:

ACKNOWLEDGMENTS

STATE OF CALIFORNIA	)
) ss.:
COUNTY OF	)

On                          , 2005, before me,                              the undersigned, a notary public in and for said state, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

STATE OF CALIFORNIA	)
) ss.:
COUNTY OF	)

On             , 2005, before me,                              the undersigned, a notary public in and for said state, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

STATE OF CALIFORNIA	)
) ss.:
COUNTY OF	)

On             , 2005, before me,                              the undersigned, a notary public in and for said state, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

STATE OF CALIFORNIA	)
) ss.:
COUNTY OF	)

On             , 2005, before me,                              the undersigned, a notary public in and for said state, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

EXHIBIT D

TO

PACIFIC SHORES INVESTORS, LLC

LEASE

TO

THRESHOLD PHARMACEUTICALS, INC.

as

LESSEE

For

Pacific Shores Center

First Floor, Building 8

1300 Seaport Boulevard

Redwood City, California 94063

SIGNAGE EXHIBIT

SIGNAGE POLICY

MULTI LESSEE PROJECT BUILDINGS

Each Lessee of at least one full floor in multi-Lessee Project Buildings will be permitted (subject to compliance with Section 17.15 of the Lease) to place one sign on a shared monument to be located near the entrance to the parking lot associated with the Building (“Shared Monument”). The exact size, design, color, location and materials of the Shared Monument, and of the Lessee’s sign on the Shared Monument, will be determined by Lessor in its sole and absolute discretion, provided that Lessor will not unreasonably withhold its consent to a Lessee sign which employs a design and color commonly used by such Lessee for marketing purposes so long as it fits within the space allocated by Lessor, and so long as it is in keeping with the overall design scheme of the Project. Lessor reserves the right, to be exercised in its sole and absolute discretion, to permit multi-floor Lessees to place signage on the exterior surfaces of each multi-Lessee Building, as well as the right to allow different or additional signage anywhere in the Project, provided that, so long as Lessor may lawfully do so, Lessor will not reduce the size of space allocated to a Lessee on the Shared Monument to a size smaller than that permitted as of the commencement date of such Lessee’s Lease, unless the size of the premises subject to such lease decreases from its size as of the lease commencement date or unless Lessor provides alternate signage of reasonably equivalent visibility.

D-1

EXHIBIT E

INTENTIONALLY DELETED

E-1

EXHIBIT F

to

PACIFIC SHORES INVESTORS, LLC

LEASE

to

THRESHOLD PHARMACEUTICALS, INC.

as

LESSEE

for

PREMISES

at

Pacific Shores Center

Building 8

Redwood City, California 94063

HAZARDOUS MATERIALS DISCLOSURE

Lessor has provided Lessee, and Lessee acknowledges that it has received and pursuant to Section 17.22(b) of the Lease, reviewed same, a copy of each of those certain documents entitled: (i) PHASE I, ENVIRONMENTAL SITE ASSESSMENT, PACIFIC SHORES CENTER, REDWOOD CITY, CALIFORNIA, Prepared for: The Jay Paul Company, San Francisco, California, Prepared by: IRIS ENVIRONMENTAL, Oakland, California, December 20, 1999, Job No. 99-122A; and (ii) PHASE II, ENVIRONMENTAL SITE ASSESSMENT, PACIFIC SHORES CENTER, 1000 SEAPORT BOULEVARD, REDWOOD CITY, CALIFORNIA, Prepared for: The Jay Paul Company, San Francisco, California, Prepared by: IRIS ENVIRONMENTAL, Oakland, California, January 14, 1999, Job No. 99-122-B

LESSEE

THRESHOLD PHARMACEUTICALS, INC. a Delaware corporation

By:	/s/ Gil De Vincenzi
Gil De Vincenzi
(Type or print name)
Its:	Director Facilities

By:	/s/ Janet I. Swearson
Janet I. Swearson
(Type or print name)
Its:	Chief Financial Officer

F-1

EXHIBIT G

to

PACIFIC SHORES INVESTORS, LLC

LEASE

to

THRESHOLD PHARMACEUTICALS, INC., a Delaware corporation

as

LESSEE

for

PREMISES

at

Pacific Shores Center

Building 8

Redwood City, California 94063

NOTICE TO TENANTS AND TRANSFEREES OF

CURRENT OR FUTURE USES OF ADJACENT PORT PROPERTY

Notice is hereby given to all lessees, tenants and transferees of land or interests in land located within Pacific Shores Center of the presence or potential future presence of Port related industrial activities on Port property adjacent to and west of Pacific Shores Center. All recipients of this notice should be aware of the following facts:

1. The parcel of Port property adjacent to Pacific Shores Center to the northwest shown on the Exhibit J-Figure One attached hereto (the “Port Parcel”) is now or may be developed for Port related maritime and industrial uses similar to those occupying other properties along the west side of Seaport Boulevard and to the west of Pacific Shores Center.

2. Such Port related maritime and industrial activities are those which are permitted by the general industrial zoning of the City of Redwood City and may include heavy industrial land uses, including uses which involve the receipt, transport, storage or management of hazardous wastes, aggregates, cement, gravel and similar materials, including the outdoor storage and handling of such materials.

3. Pacific Shores Center Limited Partnership, on behalf of itself, its successors and assigns, has recognized, accepted and approved such uses of the Port Parcel subject to the utilization of Best Available Management Practices in the development and use of the Port Parcel. Best Available Management Practices are defined on Exhibit J-Schedule One attached hereto.

4. Despite the use of Best Available Management Practices on the Port Parcel by the Port and its lessees and licensees and despite Pacific Shores Center Limited Partnership’s efforts to ensure compatibility between such uses and those in Pacific Shores Center, it is possible that such uses will cause emissions into the air of dust or other particulate matter, or noise or odorous substances which may be offensive to or be perceived as a nuisance by occupants of Pacific Shores Center.

5. Pursuant to covenants made by Pacific Shores Center Limited Partnership on behalf of its successors and assigns, tenants and lessees, the tenants, lessees and transferees of Pacific Shores Center Limited Partnership have approved and accepted such neighboring uses subject to their utilization of Best Available Management Practices.

6. Any actions to enjoin the continuation of such uses or to recover any damages to persons or property related to their operations are subject to a requirement for prior notice found in recorded covenants by Pacific Shores Center Limited Partnership. The following language is excerpted from such covenants:

“In the event that either party hereto believes that the other has failed to perform any covenant made herein in favor of the other, at least ten (10) days prior to the commencement of any action to enforce the covenants hereunder or to recover damages for the breach thereof, that party who believes that a failure to perform has occurred (the “Complaining Party”) shall give written notice (the “Notice”) to the party alleged not to have performed the covenant (the “Non-Complaining Party”) of the specific nature of the alleged failure and of the intent of the Complaining Party to take action to remedy the breach by the Non-Complaining Party. In the event that the nature of the alleged failure to perform is such that the same cannot reasonably be cured within ten (10) days after receipt of the Notice (the “Notice Period”), the Non-Complaining Party shall not be deemed to be in violation of its covenants and no action shall be commenced by the Complaining Party if, within the Notice Period, the Non-Complaining Party commences such cure and thereafter diligently and continuously prosecutes the same to completion within a reasonable time. Provided, however, that the Complaining Party shall not be precluded from recovering any actual damages suffered by reason of the alleged failure to perform prior to or after delivery of the Notice, whether or not such failure is thereafter cured.”

FIGURE ONE TO EXHIBIT G

to

PACIFIC SHORES INVESTORS, LLC

LEASE

to

THRESHOLD PHARMACEUTICALS, INC., a Delaware corporation

as

LESSEE

for

PREMISES

at

Pacific Shores Center

Building 8

Redwood City, California 94063

SCHEDULE ONE TO EXHIBIT H

to

PACIFIC SHORES INVESTORS, LLC

LEASE

to

THRESHOLD PHARMACEUTICALS, INC., a Delaware corporation

as

LESSEE

for

PREMISES

at

Pacific Shores Center

Building 8

Redwood City, California 94063

DEFINITION OF “BEST AVAILABLE MANAGEMENT PRACTICES”

(Exchange Parcel and New Road Access)

“Best Available Management Practices” (“BAMP”) means the following:

1. Compliance with all laws, rules and regulations, and operating permits, whether Federal, state or local, applicable to the uses of the Exchange Parcel and industrial operations thereon, including without limitation all laws, rules and regulations and operating permits applicable to emissions into the air of gases, substances and particulate matter, the generation or release of odors or odorous substances into the air, and the generation of noise.

2. Initiation and maintenance of reasonable precautions to minimize emission and transport of dust from the Exchange Parcel and the New Road Access onto the Project Site. As used herein the term “reasonable precautions” shall mean the use of materials, techniques and equipment reasonably available at the time of commencement of a use or operation and designed to minimize emissions during predictably adverse climatic conditions common in the area (collectively, “initial measures”) plus the addition of one or more of the following additional measures if not already in use and if initial measures prove inadequate to achieve minimization of emission and transport of dust onto the Project Site:

(a) Paving of surfaces used for active operations where the absence of such paving causes emission and transport of dust onto the Project Site;

(b) Installation of wind fences to a height of not less than 20 feet with 50% porosity around areas of open storage and areas of active dust-generating uses causing emission and transport of dust onto the Project Site;

(c) Use of storage silos, open-ended enclosures or water spray equipment for the outdoor storage and handling of materials, such as rock, concrete, soil, mineral substances, and similar materials, causing emission and transport of dust onto the Project Site;

(d) Installation of enclosures or use of water or foam spray bars both above and below the belt surface of all conveyors used for loading and unloading materials, causing emission and transport of dust onto the Project Site; and

3. Initiation of a reasonable, regularly scheduled sweeping program for the New Road Access to minimize accumulation of dust and dirt and/or installation of dust traps, wheel washers or other methods of minimizing the tracking of dust onto the Road Access Area and resulting emission and transport of dust onto the Project Site.

H-1

EXHIBIT H

to

PACIFIC SHORES INVESTORS, LLC

LEASE

to

THRESHOLD PHARMACEUTICALS, INC.,

a Delaware corporation

as

LESSEE

for

PREMISES

at

Pacific Shores Center

Building 8

Redwood City, California 94063

NOTICE TO PACIFIC SHORES LESSEES, TENANTS, SUCCESSORS, ASSIGNS AND

TRANSFEREES REGARDING CURRENT OR FUTURE

USES OF ADJACENT RMC LONESTAR

AND PORT PROPERTY

Notice is hereby given to all Lessees, tenants, successors, assigns and transferees of land or interest in land located within the Pacific Shores Center of the presence or potential future presence of maritime and industrial activities on RMC Lonestar and Port of Redwood City property west and adjacent to Pacific Shores Center. Recipients of this notice should be aware of the following:

1. The RMC Lonestar property and parcels of port property adjacent to and west of Pacific Shores Center are shown on the map attached to this notice. The RMC Lonestar and Port properties are now devoted to, or will be developed for, maritime and industrial uses.

2 These maritime and industrial uses are those which are permitted by the “Heavy Industry” General Plan designation and general industrial zoning of the City of Redwood City. These uses include, by way of example and not limitation, uses involving the receipt, transport, storage, handling, processing or management of aggregates, cement, concrete, asphalt, soil or other landscaping materials, recyclable metals and plastics, recyclable concrete and asphalt, chemicals, petroleum products, hazardous wastes, and similar materials, including indoor storage, mixing and handling of these materials.

3. These uses may cause, on either a regular or intermittent basis, air emissions, including without limitation, dust and other particulates, odors, vibrations, loud noises, and heavy truck, rail or marine vessel traffic. These uses may have visual, aesthetic or other aspects that may be offensive or perceived as a nuisance by occupants of Pacific Shores Center.

H-2

EXHIBIT I

RULES AND REGULATIONS

1.	No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of Building 8 without the prior written consent of Lessor. Lessor shall have the right to remove, at Lessee’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Lessee by a person chosen by Lessor.

2.	The directory of Building 8 will be provided exclusively for the display of the name and location of tenants, and Lessor reserves the right to exclude any other names therefrom. Lessee shall be required to pay any costs incurred by Lessor in placing Lessee’s listing thereon and for any changes thereto by or on behalf of Lessee.

3.	Except as consented to in writing by Lessor or in accordance with Building 8 standard improvements, no draperies, curtains, blinds, shades, screens or other devices shall be hung at or used in connection with any window or exterior door or doors of the Premises. No awning shall be permitted on any part of the Premises. Lessee shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

4.	Lessee shall not obstruct any sidewalks, halls, lobbies, passages, exits, entrances, elevators or stairways of Building 8. No tenant and no employee or invitee of any Lessee shall go upon the roof of Building 8 or make any roof or terrace penetrations. Lessee shall not allow anything to be placed on the outside terraces or balconies without the prior written consent of Lessor.

5.	All cleaning and janitorial services for Building 8 shall be provided exclusively through Lessor, and, except with the written consent of Lessor, no person or persons other than those approved by Lessor shall be employed by Lessee or permitted to enter Building 8 for the purpose of cleaning. Lessor’s approval of Lessee’s proposed janitorial services contractor for the Premises shall not unreasonably be withheld. Lessee shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Lessor shall not in any way be responsible to any tenant for any loss of property on the Premises, however occurring, or for any damage to any tenant’s property by the janitor or any other employee or person.

6.	Heating, ventilation and air conditioning (“HVAC”) will be provided during the hours of 7:00 a.m. to 6:00 p.m. Monday through Friday, excluding Holidays (such hours are collectively referred to herein as “Building Hours”). As used herein, “Holidays” shall include New Year’s Day, Washington’s Birthday (observed), Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas and any other national or state holiday customarily recognized by operators of comparable Project Buildings. HVAC service shall be provided to the Premises other than during Building Hours (for a minimum period of three (3) consecutive hours at a time), provided that Lessee shall pay to Lessor for each such hour of HVAC service during non-Building Hours, the then prevailing charge by Lessor for such service. Amounts payable by Lessee under the Lease shall be paid as additional rent within fifteen (15) days following Lessee’s receipt of Lessor’s billing therefor. Lessee agrees to reasonably cooperate with Lessor, and to abide by all reasonable regulations and requirements which Lessor may prescribe for the proper function and protection of the Building 8 HVAC system. Lessee agrees not to connect any apparatus, device, conduit or pipe to the Building 8 chilled and hot water air conditioning supply lines. Lessee further agrees that neither Lessee nor its servants, employees, agents, visitors, licensees or contractors shall at any time enter mechanical installations or facilities of Building 8 or unreasonably tamper with, touch or otherwise affect said installations or facilities. The cost of maintenance and service calls to adjust and regulate the HVAC system shall be charged to Lessee if the need for maintenance work results from either Lessee’s unreasonably tampering with room thermostats, defects in the HVAC system as installed by Lessee, or Lessee’s failure to comply with its obligations under this Section, or Lessee’s heat or cold generation in excess of that which is customary for general office use.

7.	Lessor will furnish Lessee, free of charge, with two keys to Lessee’s suite entrance. Lessor may make a reasonable charge for any additional keys and for having any locks changed. Lessee shall not make or have made additional keys without Lessor’s prior written consent, and Lessee shall not alter any lock or install a new additional lock or bolt on any door of its Premises without Lessor’s prior written consent. Lessee shall deliver to Lessor, upon the termination of its tenancy, the keys to all locks for doors on the Premises, and in the event of loss of any keys furnished by Lessor, shall pay Lessor therefor

8.	If Lessee requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with, Lessor’s instructions for their installation.

9.	The elevators shall be available for use by all tenants in Building 8, subject to reasonable scheduling as Lessor in its discretion shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in Building 8 or carried in the elevators except between the hours, in the manner and in the elevators as may be designated by Lessor.

10.	Lessee shall not place a load upon any floor of the Premises which exceeds the maximum load per square foot which the floor was designed to carry and which is allowed by law. Lessee’s business machines and mechanical equipment which cause noise or vibration which may be transmitted to the structure of Building 8 or to any space therein, and which is objectionable to Lessor or to any tenants in Building 8, shall be placed and maintained by Lessee, at Lessee’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

11.	Lessee shall not use or keep in the Premises any toxic or hazardous materials or any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Lessee shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Lessor or other occupants of Building 8 by reason of noise, odors or vibrations. No animal, except seeing eye dogs when in the company of their masters, may be brought into or kept in Building 8.

12.	Lessee shall not use any method of heating or air-conditioning other than that supplied by Lessor, unless Lessee receives the prior written consent of Lessor.

13.	Lessee shall cooperate fully with Lessor to assure the most effective operation of Building 8’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Lessee has actual notice. Lessee shall refrain from attempting to adjust controls other than room thermostats installed for Lessee’s use. Lessee shall keep corridor doors and sliding glass doors closed.

14.	Lessor reserves the right, exercisable without notice and without liability to Lessee, to change the name and street address of Building 8.

15.	Lessor reserves the right to exclude any person from Building 8 between the hours of 6:00 p.m. and 7:00 a.m. the following day, or any other hours as may be established from time to time by Lessor, and on Saturdays, Sundays and legal holidays, unless that person is known to the person or employee in charge of Building 8 and has a pass or is properly identified. Lessee shall be responsible for all persons for whom it requests passes and shall be liable to Lessor for all acts of those persons. Lessor shall not be liable for damages for any error in admitting or excluding any person from Building 8. Lessor reserves the right to prevent access to Building 8 by closing the doors or by other appropriate action in case of invasion, mob, riot, public excitement or other commotion.

16.	Lessee shall close and lock the doors of its Premises, shut off all water faucets or other water apparatus and turn off all lights and other equipment which is not required to be continuously run. Lessee shall be responsible for any damage or injuries sustained by other tenants or occupants of Building 8 or Lessor for noncompliance with this Rule.

17.	The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be placed therein. The expense of any breakage, stoppage or damage resulting from any violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

18.	Lessee shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of Building 8. Lessee shall not interfere with radio or television broadcasting or reception from or in Building 8 or elsewhere.

19.	Lessee shall not cut or bore holes for wires in the partitions, woodwork or plaster of the Premises. Lessee shall not affix any floor covering to the floor of the Premises in any manner except as approved by Lessor. Lessee shall repair, or be responsible for the cost of repair of any damage resulting from noncompliance with this Rule.

20.	Canvassing, soliciting and distributing handbills or any other written material and peddling in Building 8 are prohibited, and each tenant shall cooperate to prevent these activities.

21.	Lessor reserves the right to exclude or expel from Building 8 any person who, in Lessor’s judgment, is intoxicated or under the influence of liquor or drugs, or who is in violation of any of the Rules and Regulations of Building 8.

22.	Lessee shall store all its trash and garbage within its Premises. Lessee shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal within Building 8. Lessee shall reasonably ensure that Lessee’s janitorial services contractor for the Premises complies with trash and garbage disposal in accordance with these Rules and Regulations. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Lessor.

23.	Use by Lessee of Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages and microwaving food shall be permitted, provided that the equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

24.	Lessee shall not use the name of Building 8 in connection with or in promoting or advertising the business of Lessee, except as Lessee’s address, without the written consent of Lessor.

25.	Lessee shall comply with all safety, fire protection and evacuation procedures and regulations established by Lessor or any governmental agency. Lessee shall be responsible for any increased insurance premiums attributable to Lessee’s use of the Premises, Building 8 or Project.

26.	Lessee assumes any and all responsibility for protecting its Premises from theft and robbery, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

27.	Lessee shall not use the Premises, or suffer or permit anything to be done on, in or about the Premises, which may result in an increase to Lessor in the cost of insurance maintained by Lessor on Building 8 and Common Areas.

28.	Lessee’s requests for assistance will be attended to only upon appropriate application to the office of Building 8 by an authorized individual. Employees of Lessor shall not perform any work or do anything outside of their regular duties unless under special instructions from Lessor, and no employee of Lessor will admit any person (Lessee or otherwise) to any office without specific instructions from Lessor.

29.	To the extent Lessee has been granted any parking privileges in the Lease, Lessee shall not park its vehicles in any parking areas designated by Lessor as areas for parking by visitors to Building 8 or other reserved parking spaces. Lessee shall not leave vehicles in the Building 8 parking structure overnight, nor park any vehicles in the Building 8 parking structure, other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks. Lessee, its agents, employees and invitees shall not park any one (1) vehicle in more than one (1) parking space.

30.	The scheduling and manner of all Lessee move-ins and move-outs shall be subject to the discretion and approval of Lessor, and move-ins and move-outs shall take place only after 6:00 p.m. on weekdays, on weekends, or at other times as Lessor may designate. Lessor shall have the right to approve or disapprove the movers or moving company employed by Lessee, and Lessee shall cause the movers to use only the entry doors and elevators designated by Lessor. If Lessee’s movers damage the elevator or any other part of the Project, Lessee shall pay to Lessor the amount required to repair the damage.

31.	Lessor may waive any one or more of these Rules and Regulations for the benefit of Lessee or any other tenant, but no waiver by Lessor shall be construed as a waiver of the Rules and Regulations in favor of Lessee or any other tenant, nor prevent Lessor from thereafter enforcing the Rules and Regulations against any or all of the tenants of Building 8.

32.	These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in Building 8.

33.	Lessor reserves the right to make other reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of Building 8 and for the preservation of good order therein. Lessee agrees to abide by all Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

34.	Lessee shall be responsible for the observance of all of the foregoing rules by Lessee’s employees, agents, clients, customers, invitees and guests.